                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): March 19, 1999


--------------------------------------------------------------------------------

Exact name of registrant as specified in its charter:      Central Parking Corporation

State or other jurisdiction of incorporation:              Tennessee

Commission File Number:                                    001-13950

IRS Employer Identification Number:                        62-1052916

Address of principal executive offices:                    2401 21st Avenue South
                                                           Suite 200
                                                           Nashville, TN  37212

Registrant's telephone number, including area code:        (615) 297-4255

Former name or former address, if changed since
 last report:                                              Not applicable

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

                  Central Parking Corporation (the "Company") hereby amends its Form 8-K dated March 19, 1999, to include its restated financial statements, combining Central Parking and Allright Holdings, Inc. ("Allright") for the years ended September 30, 1997 and September 30, 1998.



ITEM  7.          FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND
                  EXHIBITS

                  In connection with the Merger, the Company has restated its Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and its Financial Statements to include the results of Allright for the relevant periods.

                           CENTRAL PARKING CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

On March 19, 1999, Central Parking completed a merger with Allright Holdings, Inc. ("Allright"). The transaction constituted a tax-free reorganization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, Central Parking's financial statements have been restated to reflect the combined results of operations, financial position and cash flows of Central Parking and Allright as if Allright had been part of Central Parking since Allright's inception date of October 31, 1996. Prior to the consummation of the merger, Allright's fiscal year end was June 30. In recording the business combination, Allright's consolidated financial statements as of June30, 1997 and 1998 and for the eight month period and year then ended, respectively, have been combined with Central Parking's consolidated financial statements for the fiscal years ended September 30, 1997 and 1998, respectively. There were no material transactions between Central Parking and Allright prior to the Merger. Certain reclassifications have been made to Allright's historical financial statements to conform to Central Parking's presentation.


Set forth below are selected consolidated financial data of the Company for each of the periods indicated. The statement of earnings, per share, and balance sheet data were derived from the audited consolidated financial statements of the Company. All of the information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Amounts in thousands, except per share data

                                                   Year Ended September 30,
                                                   ------------------------                          1998 vs 1997         Five Year
                                        1994        1995        1996        1997        1998      Increase (Decrease)    Growth Rate
                                     ---------   ---------   ---------   ---------    ---------   -------------------    -----------
STATEMENT OF EARNINGS DATA:
Revenues:
    Parking                          $  82,890   $  94,383   $ 109,272   $ 295,692    $ 534,573    $ 238,881      80.8%        59.4%
    Management contract                 28,438      30,630      32,534      43,245       65,826       22,581      52.2         23.4
       Total revenues                  111,328     125,013     141,806     338,937      600,399      261,462      77.1         52.4
Total costs and expenses               100,120     111,411     124,874     298,511      528,747      230,236      77.1         51.6
       Operating earnings               11,208      13,602      16,932      40,426       71,652       31,226      77.2         59.0
Percentage of total revenues (3)          10.1%       10.9%       11.9%       11.9%        11.9%         --        --           --
Interest income (expense), net             691       1,462       2,303     (15,922)     (26,205)     (10,283)    (64.6)         --
Dividends on company-obligated
    mandatorily redeemable
    convertible securities of a
    subsidiary trust                        --          --          --          --       (3,247)      (3,247)      N/A          --
Net gains on sales of
    property and equipment               2,214          81       1,192       3,118         (639)      (3,757)   (120.5)         --
Equity in partnership and
    joint venture earnings                  30         362         641       4,238        5,246        1,008      23.8          --
Earnings before income tax              14,143      15,507      21,068      31,697       46,518       14,821      46.8         34.7
Income taxes                             5,179       5,563       7,232      13,011       20,373        7,362      56.6         41.0
Income tax percentage of
    earnings before income tax            36.6%       35.9%       34.3%       41.0%        43.8%         --        --          --
Net earnings                             8,964       9,944      13,836      17,654       26,145        8,491      48.1         30.8
Percentage of total revenues (3)           8.1%        8.0%        9.8%        5.2%         4.4%         --        --          --

PER SHARE DATA:
Net earnings before extraordinary    $     0.39  $     0.43  $     0.54  $     0.62   $     0.76  $     0.14      22.6
    item - basic
Net earnings before extraordinary    $     0.39  $     0.43  $     0.53  $     0.61   $     0.74  $     0.13      21.3
    item - diluted
Basic weighted average common
    shares                               23,058      23,058      25,762      30,070       34,618        2,576      8.0
Diluted weighted average common
    shares                               23,058      23,058      26,042      30,512       35,312        2,800      8.6
Dividends per common share(3)        $      --   $      --   $     0.05  $     0.05   $    0.05   $       --        --
Net book value per common share
    outstanding at September 30(3)   $     1.38  $     1.79  $     2.93  $     5.28   $     9.36  $     4.08  $   77.3

                                                                    September 30,
                                                                    -------------
                                                                                                          1998  vs 1997
                                        1994         1995        1996         1997        1998         Increase   (Decrease)
                                      --------    ----------  ----------   ----------  ----------   ------------------------
 BALANCE SHEET DATA:
 Cash and cash equivalents            $ 12,026      $10,218    $  28,605    $  17,308   $  39,495    $  22,817       128.2%
 Working capital                         1,987        2,676       19,707      (17,520)    (30,897)     (13,377)      (76.4)
 Goodwill                                   --           --           --       65,428     288,170     $222,742       340.4
 Total assets                           60,029       70,440      107,212      598,693     954,022      355,329        59.4
 Long-term debt and capital lease
   obligations, less current portion        --           --           --      273,725     283,319        9,594         3.5
 Company-obligated mandatorily
   redeemable convertible securities
   of subsidiary holding solely parent
   debentures                               --           --           --           --     110,000      110,000         N/A
 Shareholders' equity                   31,861       41,360       76,793      173,114     341,914      168,800        97.5


                                                         Year Ended September 30,
                                                         ------------------------
                                                                                                              1998 vs 1997
                                         1994          1995        1996          1997        1998       Increase   (Decrease)
                                      ----------   ----------- -----------   ----------- ----------- ------------------------
OTHER DATA:
Depreciation and amortization         $   2,594      $ 2,882     $ 3,420       $13,547    $ 28,674      $15,127        111.7%
Employees (2) (3)                         5,400        6,000       6,600        14,300      17,450        3,150        22.0
Number of shareholders (2) (3)              N/A        3,000       5,500         7,000       8,100        1,100        15.7
Market capitalization in millions
    (1) (2) (3)                             N/A          N/A     $   568       $ 1,000    $  1,840      $   840        84.0
Price earnings ratio (1) (2) (3)            N/A          N/A        40.9          56.1        67.9          N/A         N/A
Return on equity (3) (4)                   32.5%        27.2%       23.4%         14.1%       10.2%         N/A         N/A

(1) Reflects the recapitalization, initial and subsequent public offering of shares, and subsequent stock splits of the Company described in Note 10 to the Company's 1998 Consolidated Financial Statements.
(2) Reflects information as of September 30 of the respective fiscal year, rounded to the nearest thousand, except ratio data.
(3) Unaudited information.
(4) Reflects return on equity calculated using net earnings divided by average shareholders' equity.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               For Years Ending September 30, 1998, 1997, and 1996

The Company recommends that you read the accompanying audited consolidated financial statements and footnotes found on pages 28 through 54 of this amended Form 8-K along with this discussion and analysis.

On March 19, 1999, Central Parking completed a merger with Allright Holdings, Inc. ("Allright"). The transaction constituted a tax-free reorganization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Allright as if it had been part of Central Parking from the date of Allright's inception, October 31, 1996. Refer to notes 1 and 2 to the accompanying consolidated financial statements.

The following discussion of the results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

OVERVIEW

    The Company operates parking facilities under three types of arrangements: leases, fee ownership, and management contracts.

    Parking revenues consist of revenues from leased and owned facilities. Cost of parking relates to both leased and owned facilities and includes rent, payroll and related benefits, depreciation (if applicable), maintenance, insurance, and general operating expenses. Parking revenues in fiscal 1998 increased to $534.6 million from $295.7 million in fiscal 1997, an increase of $238.9 million, or 80.8%. Of the $238.9 million increase, $102.6 million, or 42.9% of the increase, resulted from the acquisition of Diplomat Parking Corporation ("Diplomat"), Kinney System Holding Corp ("Kinney"), Turner Parking ("Turner"), and Sterling Parking ("Sterling") leased and owned locations. The remaining increase of $136.3 million, or 57.1%, resulted from a combination of the addition of 174 net locations, increased rates and higher utilization of parking spaces at existing facilities.

    Parking revenues from owned properties amounted to $6.2 million, $40.9 million, and $62.1 million for the years ended September 30, 1996, 1997 and 1998, respectively. Owned properties parking revenues, as a percentage of all parking revenues, amounted to 5.7% in 1996, 13.8% in 1997, and 11.6% in 1998. Ownership of parking facilities, either independently or through joint ventures, typically requires a larger capital investment than managed or leased facilities but provides maximum control over the operation of the parking facility and the greatest profit potential. As the owner, all changes in owned facility revenue and expense flow directly to the Company. Additionally, the Company has the potential to realize benefits of appreciation in the value of the underlying real estate if the property is sold for owned facilities. Central Parking assumes complete responsibility for all aspects of the property, including all structural, mechanical, or electrical maintenance or repairs and property taxes.

    Parking revenues from leased facilities amounted to $103.1 million, $254.8 million, and $472.5 million for the years ended September 30, 1996, 1997, and 1998, respectively. Leased properties parking revenues, as a percentage of parking revenues, accounted for 94.3% in 1996, 86.2% in 1997, and 88.4% in 1998. Leases generally provide for a contractually established payment to the facility owner, which is either a fixed annual amount, a percentage of gross revenues, or a combination thereof. As a result, Central Parking's revenues and profits in its lease arrangements are dependent upon the performance of the facility. Leased facilities require a longer commitment and a larger capital investment by Central Parking than managed facilities but generally provide a more stable source of revenue and a greater opportunity for long-term revenue growth. Under its leases, the Company is typically responsible for all facets of the parking operations, except for structural, mechanical, or electrical maintenance or repairs, or property taxes. Lease arrangements are typically for terms of three to ten years, with renewal options.

    Management contract revenues include revenues from managed facilities. In fiscal year 1998, management contract revenues increased 52.2% to $65.8 million, primarily as a result of the addition of 543 managed facilities acquired in the transactions with Diplomat, National Garages, Inc. ("National"), Kinney, Turner, and Sterling, and from the net addition of 153 additional management locations. Management contract revenues amounted to $32.5 million, $43.2 million, and $65.8 million for the years ended September 30, 1996, 1997, and 1998, respectively. Management contract revenues consist of management fees (both fixed and percentage of revenues) and fees for ancillary services such as insurance, accounting, equipment leasing, and consulting. The cost of management contracts includes insurance premiums and claims and other indirect overhead. The Company's responsibilities under a management contract as a facility manager include hiring, training, and staffing parking personnel, and providing collections, accounting, record keeping, insurance, and facility marketing services. In general, Central Parking is not responsible under its management contracts for structural, mechanical, or electrical maintenance or repairs, or for providing security or guard services or for paying property taxes. The typical management contract is for a term of one to three years and generally is renewable for successive one-year terms, but is cancelable by the property owner on short notice. The Company's renewal rates for each of the past five fiscal years were in excess of 91%.

    The Company's clients have the option of obtaining insurance on their own or having Central Parking provide insurance as part of the services provided under the management contract. Because of its size and claims experience, the Company can purchase such insurance at significant discounts to comparable market rates and, management believes, at lower rates than the Company's clients can generally obtain on their own. Accordingly, Central Parking generates profits on the insurance provided under its management contracts.

As of September 30, 1998, Central Parking operated 1,937 parking facilities through management contracts, leased 2,565 parking facilities, and owned 261 parking facilities, either independently or in joint venture with third parties. The following table sets forth certain information regarding the number of managed, leased, or owned facilities as of the specified dates:

                                                       SEPTEMBER 30,
                                                       -------------
                                               1996        1997        1998
                                              ------     -------      -------
  Managed..............................          770       1,241       1,937

  Leased...............................          552       2,024       2,565

  Owned................................           37         237         261
                                               -----       -----       -----

          Total........................        1,359       3,502       4,763
                                               =====       =====       =====

A summary of the facilities operated by Central Parking as of September 30, 1998 is as follows:

                                                                                  Percent
                                                Managed  Leased    Owned  Total   of Total  Spaces
                                                -------  ------    -----  -----   -------- ---------
  Total U.S. and Puerto Rico.................    1,797    2,405      259  4,461    93.7%   1,412,546
                                                 -----    -----      ---  -----   -----    ---------
  United Kingdom.............................       79       80      --     159     3.3%      55,527
  Mexico (1).................................       34       27      --      61     1.3%      31,796
  Germany (1)................................       --        4      --       4     0.1%       1,336
  Canada.....................................       26       48       2      76     1.6%      38,776
  Spain (1)..................................       --        1      --       1     0.0%         542
  Malaysia...................................        1       --      --       1     0.0%       5,400
                                                 -----    -----      --   -----   -----    ---------
  Total foreign                                    140      160       2     302     6.3%     133,377
                                                 -----    -----      --   -----   -----    ---------
  Total facilities                               1,937    2,565      261  4,763   100.0%   1,545,923
                                                 =====    =====      ===  =====   =====    =========

(1) Operated through 50% owned joint ventures

                                                              Fiscal Years Ended September 30,
Historical Financial Summary ($ Millions)                 1995       1996        1997        1998
------------------------------------------------------   -------   --------    --------    -------
Parking revenues                                           94.4      109.3       295.7       534.6
    % Growth over prior year                               13.9%      15.8%      170.6%       80.8%
Management contract revenues                               30.6       32.5        43.2        65.8
    % Growth over prior year                                7.7%       6.2%       32.9%       52.2%
Total revenues                                            125.0      141.8       338.9       600.4
    % Growth over prior year                               12.3%      13.4%      139.0%       77.1%
Cost of parking and management contracts                   95.7      107.5       259.8       456.7
    % of total revenues                                    76.6%      75.8%       76.7%       76.1%
General and administrative expenses                        15.7       17.4        37.0        63.7
    % of total revenues                                    12.6%      12.3%       10.9%       10.6%
Goodwill and non-compete amortization                       --         --          1.7         8.3

    % of total revenues                                                  --        --       0.5%       1.4%
Depreciation & amortization - excluding goodwill                        2.9       3.4      11.9       20.4
Operating earnings                                                     13.6      16.9      40.4       71.7
    % of total revenues                                                10.9%     11.9%     11.9%      11.9%
Interest income (expense), net                                          1.5       2.3     (15.9)     (26.2)
Dividends on company-obligated mandatorily redeemable securities
    Of subsidiary trust holding solely parent debentures                 --        --        --       (3.2)
Equity in partnerships &
    Joint venture earnings                                              0.4       0.6       4.2        5.2
Net gains on sales of
    Property & equipment                                                 --       1.2       3.1       (0.6)
Net earnings before extraordinary items                                 9.9      13.8      18.7       26.1
    % of total revenues                                                 8.0%      9.8%      5.5%       4.4%
                                                                     ------    ------    ------     ------


The table below sets forth certain information regarding the Company's managed, leased and owned facilities in the periods indicated.



                                                                       Year Ended September 30,
                                                               1996             1997            1998
                                                             -------          -------         -------
     Managed Facilities (1):
        Beginning of year                                       715              770           1,241
     --------------------------------------------------------------------------------------------------
        Acquired or merged during year  (2)                      --              392             543
        Added during year                                       114              218             294
        Deleted during year (3)(4)                              (59)            (139)           (141)
     --------------------------------------------------------------------------------------------------
        End of year                                             770            1,241           1,937
     --------------------------------------------------------------------------------------------------
        Renewal Rate                                           92.3%            93.2%           91.4%

     Leased Facilities (1):
        Beginning of year                                       485              552           2,024
     -------------------------------------------------------------------------------------------------
        Acquired or merged during year(2)                        --            1,394             380
        Added during year (4)                                    94              260             368
        Deleted during year (5)                                 (27)            (182)           (207)
     -------------------------------------------------------------------------------------------------
        End of year                                             552            2,024           2,565
     -------------------------------------------------------------------------------------------------

     Owned Facilities (1)(6):
        Beginning of year                                        31               37             237
     -------------------------------------------------------------------------------------------------
        Acquired or merged during year (2)(3)                    --              198              11
        Purchased during year                                     6               12              20
        Sold during year                                         --              (10)             (7)
     -------------------------------------------------------------------------------------------------
        End of year                                              37              237             261
     -------------------------------------------------------------------------------------------------


     Total facilities (end of year)                           1,359            3,502           4,763
     -------------------------------------------------------------------------------------------------
     Percentage net growth including acquisitions in
       number of facilities:
        Managed                                                 7.7%            61.2%           56.1%
        Leased                                                 13.8%           266.7%           26.7%
        Owned                                                  19.4%           540.5%           10.1%
                                                           --------         --------        --------
        Total facilities                                       10.4%           157.7%           36.0%
                                                           --------         --------        --------


(1) Includes 38 managed, 39 leased and 15 owned properties operated under joint venture agreements at September 30, 1998.
(2) Includes Allright merged locations of 254 managed, 1,273 leased and 178 owned in the fiscal 1997 acquisitions.
(3) Fiscal 1996 and 1997 include four facilities that were previously managed and subsequently purchased.
(4) Includes Central Parking's lease in fiscal 1996, 1997 and 1998 of one facility, 11 facilities, and two facilities, respectively, that were previously managed.
(5) Excluded from the renewal rate calculation in the above table at September 30, 1997 are six managed on-street locations and two leased on-street locations which are reflected as current year deletions.
(6)  Includes the Company's corporate headquarters in Nashville, Tennessee.

Net gains/(losses) derived from sales of property and equipment were $1.2 million, $3.1 million, and $(639) thousand for fiscal 1996, 1997, and 1998, respectively.

MERGER WITH ALLRIGHT

On March 19, 1999, Central Parking completed a merger with Allright Holdings, Inc. ("Allright"), pursuant to which, approximately 7.0 million shares of Central Parking stock, and approximately 0.5 million options and warrants to purchase such common stock of Central Parking were exchanged for all of the outstanding shares of common stock and options and warrants to purchase common stock of Allright. Each outstanding share of Allright common stock and each outstanding option or warrant to purchase such common stock was exchanged for 87.6367273 shares of Central Parking common stock. The transaction constituted a tax-free reorganization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Allright as if it had been part of Central Parking from the date of Allright's inception, October 31, 1996. Refer to notes 1 and 2 to the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, information derived from the Company's consolidated financial statements expressed as a percentage of total revenues.


                                                                                  Year Ended September 30,
                                                                            1996           1997           1998
                                                                            ----           ----           ----
             Parking revenues                                               77.1%          87.2%          89.0%
             Management contract revenues                                   22.9           12.8           11.0
             ---------------------------------------------------------------------------------------------------
                Total revenues                                             100.0          100.0          100.0
             Cost of parking and management contracts                       75.8           76.7           76.1
             General and administrative expenses                            12.3           10.9           10.6
             Goodwill and noncompete amortization                             --            0.5            1.4
             ---------------------------------------------------------------------------------------------------
                Operating earnings                                          11.9           11.9           11.9
             Interest income (expense), net                                  1.6           (4.8)          (4.4)
             Dividends on company-obligated mandatorily redeemable
                securities of subsidiary trust holding solely
                parent debentures                                             --             --           (0.5)
             Net gains on sales of property
                and equipment                                                0.8             .9           (0.1)
             Minority interest                                                --             --             --
             Equity in partnership and joint venture earnings                0.5            1.3            0.9
             ---------------------------------------------------------------------------------------------------
                  Earnings before income taxes                              14.8            9.3            7.8
             Income taxes                                                    5.0            3.8            3.4
             ---------------------------------------------------------------------------------------------------
                  Net earnings before extraordinary item                     9.8%           5.5%           4.4%
             ---------------------------------------------------------------------------------------------------




YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

Parking revenues include revenue from leased and owned facilities. Parking revenues in fiscal 1998 increased to $534.6 million from $295.7 million in fiscal 1997, an increase of $238.9 million, or 80.8%. Of the $238.9 million increase, $102.6 million, or 42.9% of the increase, resulted from the following acquisitions of leased and owned locations: Diplomat, $19.6 million; Kinney, $81.7 million; Turner, $1.1 million; and Sterling, $0.2 million. With respect to the Kinney acquisition, Central Parking achieved lower than expected increases in revenues, particularly in the fourth quarter of fiscal 1998. Kinney was acquired on February 12, 1998 and its partial year parking revenues of $81.6 million represent 15.3% of total fiscal year parking revenues. The Company's operating results may be significantly impacted by the results derived from the Kinney acquired locations. The remaining increase of $136.3 million, or 57.1%, is from a combination of the addition of 174 net locations, increased rates and higher utilization of parking spaces at existing facilities.

Management contract revenues in fiscal 1998 increased to $65.8 million from $43.2 million in fiscal 1997, an increase of $22.6 million, or 52.2%. Of the $22.6 million increase, $9.4 million, or 41.6%, resulted from the acquisitions of Diplomat, $2.1 million; Kinney, $4.9 million; Turner, $0.5 million; Sterling, $0.1 million and National, $1.8 million. The remaining increase resulted primarily from the addition of 153 net new locations.

Revenues from foreign operations increased to $33.9 million in 1998 from $26.2 million in 1997. The increase of 29.4% in revenues from foreign operations resulted primarily from the net addition of 51 locations in the United Kingdom and increased revenues on existing locations.

Cost of parking in fiscal 1998 increased to $441.7 million from $248.1 million in fiscal 1997, an increase of $193.6 million, or 78.1%. Rent expense increased $114.7 million, principally as a result of new locations from merger and acquisitions and additional rent on existing locations. Of the remaining $78.9 million increase in cost of parking, payroll expense accounted for $48.9 million. The payroll expense increase was attributable to a combination of acquisitions, new locations and increases in existing payroll. Cost of parking, as a percentage of parking revenues, decreased to 82.6% in fiscal 1998 from 83.9% in fiscal 1997. This decrease was attributable predominantly to the spreading of a number of fixed costs, primarily rent and property costs, over a larger revenue base.

Cost of management contracts in fiscal 1998 increased to $15.0 million from $11.8 million in the comparable period in 1997, an increase of $3.2 million, or 27.2%. This increase was attributable to an increase in the number of managed locations and higher costs incurred at existing locations associated with increased revenues. Cost of management contracts, as a percentage of management contract revenues, decreased to 22.8% in fiscal 1998 from 27.3% in fiscal 1997. The decrease in the percentage of management contract cost as a percentage of management contract revenue is a result of increased management fees from a combination of new and existing locations. The renewal rates for management contracts of 91.4% in 1998, and 93.2% in 1997, are generally consistent with the Company's five year average renewal rates.

General and administrative expenses, excluding goodwill and non-compete amortization, increased to $63.7 million from $37.0 million in fiscal 1997, an increase of $26.7 million, or 72.2%. This increase was primarily a result of an increase in payroll expense of $12.2 million associated with the additional general and administrative expenses of acquired and merged operations, as well as opening of additional managed, leased, and owned locations and additional incentive compensation payments as a result of increased profits. General and administrative expenses decreased as a percentage of total revenue to 10.6% in 1998 from 10.9% in 1997. This is a result of spreading of general and administrative expenses over a broader revenue base.

Amortization expense of goodwill and non-compete agreements increased significantly to $8.3 million in fiscal 1998 from $1.7 million in fiscal 1997, an increase of $6.6 million. This increase was a result of $233.6 million in goodwill and non-compete assets recorded in connection with the acquisitions of Diplomat, National, Kinney, the remaining 50% of CPS-Louisiana, Turner, and Sterling. Goodwill and non-compete agreements are amortized over periods ranging from 5 to 30 years.

Interest income in fiscal 1998 increased to $4.0 million from $2.6 million in fiscal 1997. This increase of $1.4 million was primarily attributable to increased investment in notes receivable.

Interest expense and dividends on Company-obligated mandatorily redeemable convertible securities of a subsidiary trust increased to $33.5 million in 1998 compared to $18.5 million in 1997. The increase in interest expense was primarily attributable to the increase in indebtedness under the Company's credit facilities and convertible securities. The weighted average balance outstanding under such credit facilities and convertible securities was $245.3 million during 1998, at a weighted average interest rate of 7.4%.

Equity in partnership and joint venture earnings for fiscal 1998 increased to $5.2 million from $4.2 million in fiscal 1997. The increase of $1.0 million resulted primarily from increases in domestic partnerships and joint ventures of $692,000, due largely to partnership interests acquired in connection with Kinney, and an increase in equity in joint venture earnings of the German joint venture of $296,000 over balances in the prior year.

The Company's effective income tax rate related to earnings before extraordinary items was 43.8% for fiscal 1998 compared to 41.0% for fiscal 1997. The rate increase was attributable to the increase in the Company's addition of nondeductible goodwill amortization and the increase in the effective state income tax rate (see Note 12 to the Company's Consolidated Financial Statements).

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

Parking revenues in fiscal 1997 increased to $295.7 million from $109.3 million in fiscal 1996, an increase of $186.4 million, or 170.6%. Of the $186.4 million increase, $114.8 million or 61.6% of the increase resulted from the addition of Allright and $41.0 million, or 22.0% of the increase, resulted from the acquisition of Square and Car Park leased and owned locations. The remaining increase of $30.6 million, or 16.4%, is from a combination of the net addition of 80 locations, increased rates and higher utilization of parking spaces at existing facilities.

Management contract revenues in fiscal 1997 increased to $43.2 million from $32.5 million in fiscal 1996, an increase of $10.7 million, or 32.9%. Of the $10.7 million increase, $3.7 million or 34.3% is attributable to Allright and $2.8 million or 26.2% of the increase resulted from the Square and Car Park acquisitions. The remaining increase of $4.2 million, or 39.2%, is attributable to the net addition of 79 locations and increased management fees on existing locations.

Revenues from foreign operations increased to $26.2 million in 1997 from $13.2 million in 1996. The increase of 99.0% in revenues from foreign operations resulted primarily from the net addition of 20 locations in the United Kingdom and increased revenues on existing locations.

Cost of parking in fiscal 1997 increased to $248.1 million from $97.7 million in fiscal 1996, an increase of $150.4 million, or 153.9%. Rent expense increased $84.5 million, principally as a result of new locations from merger and acquisitions and additional rent on existing locations. Of the remaining $65.9 million increase in cost of parking, payroll expense accounted for $33.4 million. The payroll expense increase was attributable to a combination of the merger, acquisitions, new locations and increases in existing payroll. Cost of parking, as a percentage of parking revenues, decreased to 83.9% in fiscal 1997 from 89.4% in fiscal 1996. This decrease was predominantly attributable to the spreading of a number of fixed costs, primarily rent and property costs, over a larger revenue base.

Cost of management contracts in fiscal 1997 increased to $11.8 million from $9.8 million in the comparable period in 1996, an increase of $2.0 million, or 20.7%. This increase was attributable to an increase in the number of managed locations and higher costs incurred at existing locations associated with increased revenues. Cost of management contracts, as a percentage of management contract revenues, decreased to 27.3% in fiscal 1997 from 30.0% in fiscal 1996. The decrease in the percentage of management contract cost as a percentage of management contract revenue is a result of increased management fees from a combination of new and existing locations. The renewal rates for management contracts of 93.2% in 1997, and 92.3% in 1996, are generally consistent with the Company's five year average renewal rates.

General and administrative expenses excluding goodwill amortization in fiscal 1997 increased to $37.0 million from $17.4 million in fiscal 1996, an increase of $19.6 million, or 112.5%. This increase was primarily a result of an increase in payroll expense of $13.8 million, associated with the additional general and administrative expenses of acquired operations, as well as the opening of additional managed, leased, and owned locations and additional incentive compensation payments as a result of increased profits. General and administrative expenses excluding goodwill decreased as a percentage of total revenues to 10.9% in 1997 from 12.3% in 1996. This is a result of spreading general and administrative expenses over a broader revenue base.

Amortization of goodwill and non-compete agreements in fiscal 1997 amounted to $1.7 million. The Company had no expenses from amortization of goodwill in fiscal 1996. Amortization expense of goodwill was a result of $735 thousand in goodwill amortization related to Allright and $920 thousand in goodwill and non-compete amortization, recorded in connection with the acquisitions of Square and Car Park. This amortization was a result of $32.7 million in goodwill and non-compete assets recorded in connection with acquisitions of Square and goodwill amortization of Allright.

Interest income in fiscal 1997 increased to $2.6 million from $2.3 million in fiscal 1996. This increase of $272 thousand was primarily attributable to increased investment in notes receivable.

Interest expense and dividends on Company-obligated mandatorily redeemable convertible securities of a subsidiary trust totaled $18.5 million 1997 compared to zero in 1996. Of the $18.5 million increase, $13.9 million was attributable to Allright and $4.6 million is attributable to increased borrowing to fund additional asset purchases and acquisitions during the year. The weighted average balance outstanding under such credit facilities and convertible securities was $287.0 million during 1997, at a weighted average interest rate of 8.6%, beginning October 31, 1996.

Equity in partnership and joint venture earnings for fiscal 1997 increased to $4.2 million from $641 thousand in fiscal 1996. The increase of $3.6 million resulted primarily from Civic Parking, LLC ($2.9 million) and increases in joint venture earnings of the Mexican joint venture ($514,000 in 1997 versus $152,000 in 1996).

The Company's effective income tax rate related to earnings before extraordinary items was 41.0% for fiscal 1997 compared to 34.3% for fiscal 1996. The rate increase was attributable to the increase in the Company's federal income tax rate, the comparative decrease in the amount of tax exempt income, the addition of nondeductible goodwill amortization and the increase in the effective state income tax rate (see Note 12 to the Company's Consolidated Financial Statements).

QUARTERLY RESULTS

The Company experiences fluctuations in its quarterly net earnings as a result, in part, of recognition of intermittent gains on sales of properties. Additionally, the Company has and may continue to experience fluctuations in revenues and related expenses due to acquisitions, pre-opening costs, travel and transportation patterns affected by weather and calendar related events, and local and national economic conditions. The Company's increased concentration of parking facilities in the northeastern and mid-atlantic part of the United States, primarily a result of the Edison Parking Management, L.P. ("Edison"), Kinney, Square and Diplomat acquisitions, has increased the risk of weather related fluctuations such as severe winter snow storms. Additionally, the Company services the parking for a number of sports stadiums and arenas and can be impacted by strikes and the success of various sports teams in playoff and championship series. The following table sets forth certain quarterly statements of earnings data for the eight fiscal quarters preceding the end of the fiscal year and the percentage of net revenues represented by the line items presented (except in the case of per share amounts). The quarterly statements were impacted by the acquisition of Square (January 1997), Car Park (May 1997), Edison (June 1997), Diplomat (October 1997), National (December 1997), Kinney (February 1998), CPS - Louisiana (March 1998), Turner (April 1998), Sterling (July 1998) and net gains on sales of property and equipment of $3.1 million in the quarter ended September 30, 1997. The quarterly statement of earnings data set forth below was derived from unaudited financial statements of the Company and includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation thereof. The per share numbers have been restated to reflect the three for two stock splits (see
Note 10(d) to the Company's Consolidated Financial Statements).

Amounts in thousands, except per share data



                                                                                1997 Fiscal Year
                                               December 31              March 31              June 30              September 30
                                      --------------------------------------------------------------------------------------------
Total revenues                            $ 40,997     100.0%    $ 83,498     100.0%     $102,636   100.0%     $111,806     100.0%
Operating earnings                           5,129      12.5        9,674      11.6        11,903    11.6        13,720      12.3
Net gains on sales of
   Property & equipment                          3        --          (10)       --            (1)     --         3,126       2.8
Earnings before income taxes
   and extraordinary item                    6,000      14.6        6,187       7.4         7,542     7.3        11,968      10.7
Net earnings before extraordinary item    $  3,899       9.5%    $  3,418       4.1%     $  4,282     4.2%     $  7,087       6.3%
Earnings before extraordinary item
per share - basic                         $   0.15               $   0.11                $   0.13              $   0.22
Earnings before extraordinary item
per share - diluted                       $   0.15               $   0.11                $   0.13              $   0.22


                                                                                1998 Fiscal Year
                                               December 31              March 31              June 30              September 30
                                      --------------------------------------------------------------------------------------------
Total revenues                            $121,255     100.0%    $142,800     100.0%     $165,596   100.0%     $170,748     100.0%
Operating earnings                          14,599      12.0       17,510      12.3        19,654    11.9        19,889      11.6
Net gains on sales of
   Property & equipment                        (38)       --         (654)      (.5)          (17)     --            70        --
Earnings before
   Income taxes                              9,667       8.0        9,787       6.9        13,113     7.9        13,950       8.2
Net earnings                              $  5,515       4.5%    $  6,034       4.2%     $  7,751     4.7%     $  6,844       4.0%
Earnings per share - basic                $   0.17               $   0.18                $   0.21              $   0.21
Earnings per share - diluted              $   0.17               $   0.18                $   0.21              $   0.21



LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities for fiscal 1998 was $75.8 million, an increase of $46.6 million from net cash of $29.2 million provided by operating activities during the same period in fiscal 1997. The primary factors which contributed to this change were increased net earnings, increased depreciation and amortization, and increases in management accounts payable, accounts payable and accrued expenses during fiscal 1998.

    Net cash used in investing activities was $283.9 million for fiscal 1998, a decrease in cash used in investing activities of $55.6 million from net cash of $339.5 million used in investing activities during fiscal 1997. The acquisitions of Edison, Diplomat, Kinney, National, Turner, and Sterling utilized cash of $216.5 million, net of cash acquired and land, property and equipment purchases used $72.2 million. In fiscal 1997, the initial formation of Allright utilized cash of $220.8 million net of cash acquired. Other uses of cash during 1997 were investment in notes receivable, $17.3 million; purchase of property, equipment and leaseholds, $14.6 million; and investment in and advances to partnerships, joint ventures, and unconsolidated subsidiaries, $47.7 million.

    Net cash provided by financing activities for fiscal 1998 was $230.1 million, a decrease of $59.8 million from net cash of $289.9 million provided by financing activities for fiscal 1997. The Company generated proceeds from issuance of notes payable, Company-obligated mandatorily redeemable securities, and common stock of $333.8 million, less principal repayments on notes and capital leases of $107.8 million. This accounted for the majority of cash provided by financing activities during fiscal 1998. Net borrowings under revolving credit agreements, capital contributions, and proceeds from issuance of notes payable of $306.0 million, less principal repayments on notes and capital leases of $21.8 million accounted for the majority of cash provided by financing activities during fiscal 1997.

    On March 19, 1999, Central Parking established a new credit facility providing for an aggregate of up to $400 million (the "New Credit Facility") consisting of a five-year $200 million revolving credit facility including a sublimit of $25 million for standby letters of credit, and a $200 million five-year term loan. The principal amount of the term loan shall be repaid in quarterly payments of $12.5 million commencing June 30, 2000 and continuing until the loan is repaid. The New Credit Facility bears interest at either prime rate plus 0.5% or LIBOR plus a margin of 1.12% through June 19, 1999 thereafter reverts to a grid based pricing based upon the Company achieving certain financial ratios. The New Credit Facility contains certain covenants including those that require Central Parking to maintain certain financial ratios, restrict further indebtedness and limit the amount of dividends paid. Central Parking used the New Credit Facility to replace Central Parking's previous credit facility and to refinance the existing debt of Allright Holdings, Inc. The amount outstanding under the Company's New Credit Facility as of March 31, 1999 was $319 million, with a weighted average interest rate of 6.07% for the period from March 19, 1999 through March 31, 1999.

The Company had previously established a credit facility (the "Previous Credit Facility") providing for an aggregate availability of up to $300 million, consisting of a five-year $200 million revolving credit facility, including a sub-limit of $25 million for standby letters of credit, and a $100 million term loan. The $100 million term loan was repaid with proceeds from debt and equity offerings completed in March 1998, and the remaining balance of the revolving credit facility was repaid with proceeds from the New Credit Facility.

In October 1996, Allright entered into a credit agreement for the purpose of financing the purchase of Allright Corporation. Additionally, in October 1996, Allright defeased all of its Industrial Development Revenue Bonds (IRBs) in the amount of $17,892,093 and recorded an extraordinary loss of $1,534,000. At June 30, 1997 and 1998, $15,800,000 and $15,515,000, respectively, of the IRBs remain outstanding in a trust secured by U.S. Treasury bills which were used to defease these instruments. The credit facility was obtained in two tranches with two sub-portions to the first tranche. The first tranche, sub-part A of $30 million, bore an annual interest rate of one month LIBOR plus 3.00% through October 30, 1998, and LIBOR plus 3.25% thereafter. The first tranche, sub-part B of $125 million bore an annual interest rate of LIBOR plus 3.00% through October 31, 1998, and LIBOR plus 3.25% thereafter. The second tranche, of $30 million, bore an annual interest rate of 12.25% up to October 30, 1998, and 12.5% thereafter. All tranches were set to mature October 30, 1999. These obligations were repaid upon consummation of the Merger from proceeds of the New Credit Facility, described below. In connection with the repayment of such amounts, the Company recognized an extraordinary loss of $1.5 million, ($1.0 million net of tax).

Allright obtained a revolving line of credit (Permitted Acquisition Loan) with a maximum borrowing capacity of $75,000,000, maturing October 30, 1999. At June 30, 1997 and 1998, borrowing capacity available under the Permitted Acquisition Loan was approximately $62,497,000 and $43,740,000, respectively. The Permitted Acquisition Loan provides for interest per annum equal to LIBOR plus 3.75 percent on outstanding borrowings.

On March 5, 1998, Allright obtained a revolving line of credit and letter of credit agreement (Bank One Loan) with a maximum borrowing capacity of $5,100,000, maturing October 1, 1999. At June 30, 1998, borrowing capacity available under the Bank One Loan was $3,813,000. The Bank One Loan provides for interest for interest per annum equal, at Allright's option, to either the Prime Rate of interest or Libor plus 2.75 percent on outstanding borrowings.

The CSFB term loans and Permitted Acquisition Loan are secured by substantially all of Allright's assets. The Bank One Loan is collateralized by a piece of Allright's property.

MERGERS AND ACQUISITIONS

    The Company's acquisition strategy focuses primarily on acquisitions that will enable Central Parking to become a more efficient and cost-effective provider in selected markets. Central Parking believes it can recognize economies of scale by making acquisitions in markets where the Company already has a presence, which allows Central Parking to reduce the overhead cost of the acquired company by consolidating its management with that of Central Parking. In addition, Central Parking seeks acquisitions in attractive new markets. Management believes acquisitions are an effective means of entering new markets, thereby quickly obtaining both operating presence and management personnel. Central Parking also believes it generally can improve acquired operations by applying its operating strategies and professional management techniques. The Company's mergers and acquisitions over the last two years, are as follows:

MERGER

    Allright Holdings, Inc. As discussed above, on March 19, 1999, Central Parking completed the Merger with Allright. Prior to the Central Parking/Allright Merger, Allright's fiscal year ended June 30. In recording the business combination, Allright's fiscal year-end has been restated to reflect a September year-end to conform to Central Parking's fiscal year-end. There were no material transactions between Central Parking and Allright prior to the Merger. Certain reclassifications have been made to Allright's historical financial statements to conform to Central's presentation.

ACQUISITIONS

    Civic Parking, LLC. On December 31, 1996, Central Parking purchased for cash, Civic, which owns four parking garages in St. Louis: Kiener East, Kiener West, Stadium East and Stadium West. The four garages, which had previously been operated by Central Parking under management agreements, have a total of 7,464 parking spaces. The purchase price was approximately $91.0 million, which was financed through working capital and $67.2 million of borrowings under the credit facility. Of the $91.0 million, $46.0 million was held for resale to a joint venture partner and $45.0 million was recorded as an investment in joint ventures. On April 16, 1997, Central Parking consummated the sale of 50% of Civic to its joint venture partner, an affiliate of Equity Capital Holdings, LLC, for $46.0 million in cash. Central Parking continues to operate these garages pursuant to a lease and operating agreement with Civic.

    Square Industries, Inc. On January 18, 1997, Central Parking completed a cash tender to acquire all of the outstanding shares of Square for $54.8 million, including transaction fees and other related expenses. In addition, Central Parking assumed $23.2 million of existing Square debt. The purchase price was financed through borrowings under the credit facility. At the time of the acquisition, Square operated 116 parking facilities containing over 61,000 parking spaces, located primarily in the Northeastern United States.

    Car Park Corporation. On May 29, 1997, Central Parking acquired the assets and related leases of Car Park for $3.5 million; consisting of 18 parking facilities with approximately 2,600 parking spaces located in the San Francisco metropolitan region. The purchase price was financed through $1.7 million of borrowings under the Company's then-existing credit facility, and $1.8 million payable to the seller, which has been repaid in full.

    Edison Parking Management, L.P. (the "Edison Partnership"). The Edison Partnership is a limited partnership formed in June 1997 to operate parking facilities throughout the Northeast United States under the "Edison ParkFast" name. The controlling persons of Allright's joint venture partner have been operating parking facilities in the Northeast under the "Edison ParkFast" name since 1955. As of September 30, 1998, the Edison Partnership operated approximately 103 locations in the greater metropolitan New York City area, Philadelphia, Baltimore, and northern New Jersey, including Lincoln Center, the Metropolitan Museum of Art, Columbia Presbyterian Hospital and various office buildings, apartment houses, hotels, retail centers, commuter terminals, and entertainment facilities.

    Diplomat Parking Corporation. On October 1, 1997, Central Parking acquired the stock and certain assets of Diplomat for approximately $22.2 million in cash and notes payable. The acquisition was financed through borrowings under the credit facility. At the time of the acquisition, Diplomat operated 164 parking facilities containing over 37,000 parking spaces, located primarily in Washington, D.C. and Baltimore, Maryland.

    National Garages, Inc. On December 1, 1997, Allright purchased substantially all of the assets of National Garages, Inc. ("National"), a privately owned parking company based in Detroit, which operates 210 facilities located primarily in the Midwestern United States. The purchase price of approximately $3.7 million was paid in cash and financed through working capital and $2.2 million in debt under Allright's previous revolving line of credit.

    Kinney System Holding Corp. On February 12, 1998, Central Parking acquired Kinney, a privately held company headquartered in New York City. Kinney has been in the parking business for over 60 years. In addition to enhancing the Company's presence in New York City, Kinney increased Central Parking's presence in a number of other major metropolitan areas such as Boston, Philadelphia and Washington, D.C. and broadened its geographic coverage in the following nine states: Connecticut, Florida, Kentucky, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, and Virginia. Kinney provides both self-parking and valet parking services, and provides parking related services such as facility design and development and consulting services.

    Kinney operated 403 parking facilities containing approximately 168,800 spaces, including approximately 76,700 in the New York City metropolitan area, 42,800 in Boston, 31,100 in Philadelphia and 10,300 in Washington, D.C. At the time of the acquisition, Kinney's facility mix was comprised of 225 leased sites, 170 managed sites and 8 owned sites. The parking facilities operated by Kinney include Yankee Stadium, the Waldorf-Astoria, Port Authority Bus Terminal, World Financial Center, and the General Motors Building in New York City, The Ritz-Carlton-Boston, Government Center in Boston, Spectrum-Philadelphia, and the Four Seasons Hotel of Washington, D.C.

    Consideration for the Kinney acquisition was approximately $208.8 million, including $171.8 million in cash, including transaction fees and other related expenses, and $37.0 million (882,422 shares) in Central Parking common stock. In connection with this transaction, Central Parking assumed $10.3 million in capital leases, refinanced $24.2 million in existing Kinney debt and assumed $4.6 million of Kinney debt. Central Parking financed the Kinney acquisition through borrowings under the Credit Facility, and ultimately from the issuance of Central Parking common stock and Central Parking obligations pursuant to the Preferred Securities. In connection with the Kinney acquisition, the remaining 50% interest in Spectrum Parking Associates ("Spectrum") was acquired for $3.6 million.

    Central Parking System of Louisiana, Inc. Central Parking has historically owned 50% of CPS-Louisiana and on March 30, 1998, purchased the remaining 50% from Property Service Corporation for $2.5 million in Central Parking common stock (52,631 shares). CPS-Louisiana manages and operates leased parking facilities, manages and operates parking facilities owned or leased by other parties, and provides financial and other advisory services.

    Turner Parking System, Inc. On April 1, 1998, Central Parking purchased substantially all of the assets of Turner, a privately-held parking company headquartered in Dallas, Texas, for $3.8 million, including $3.0 million in cash and $800,000 (16,842 shares) in Central Parking common stock. Central Parking financed the cash portion of the Turner purchase with borrowings under the Credit Facility.

    Sterling Parking, Inc. On July 1, 1998, Central Parking purchased substantially all of the assets of Sterling, a privately-held parking company headquartered in Atlanta, Georgia for $4.3 million, including $2.1 million in cash, including transaction fees and other related costs, and $2.2 million in Central Parking common stock (54,358 shares). Central Parking financed the cash portion of the Sterling purchase with borrowings under the Credit Facility. At the time of the acquisition, Sterling operated 31 parking facilities in Georgia, Florida, Virginia, California, and Kentucky.

     Allied Parking. On October 1, 1998, Allright purchased from Allied Parking, Inc. ("Allied Parking") four leases relating to parking facilities in Manhattan, with maturities ranging from 2006 to 2029 for approximately $14.2 million. Allied agreed to lease to Allright two more lots for 19 years each in exchange for a prepaid lease payment of $4.9 million. Allright also purchased the right to use the "Allied Parking" name for $835,000.

     On November 8, 1998, Allright purchased six additional leases from Allied Parking with maturities ranging from 1999 to 2008 for $5.1 million. Allright also purchased the right to use the "Allied Parking" name associated with these leases for $300,000.

INTERNATIONAL FOREIGN CURRENCY EXPOSURE

    The Company operates wholly owned subsidiaries in the United Kingdom, Malaysia, Canada and the Netherlands. Total revenues from wholly owned foreign operations amounted to 9.3%, 7.7%, and 5.7% for the years ended September 30, 1996, 1997, and 1998, respectively. Additionally, the Company operates through joint ventures in Germany, Spain, and Mexico. The Company intends to invest in foreign leased or owned facilities, usually through joint ventures, and may become increasingly exposed to foreign currency fluctuations. The Company, in limited circumstances, has denominated contracts in U.S. dollars to limit currency exposure. Presently, the Company has limited exposure to foreign currency risk and has no hedge programs. The Company anticipates implementing a hedge program if such risk materially increases. For the year ended September 30, 1998, revenues from the United Kingdom and Canada operations represented 65.2% and 32.4%, respectively, of total revenues generated by foreign operations, excluding earnings from joint ventures.

ECONOMIC AND MONETARY UNION

    On January 1, 1999, eleven of the fifteen members countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "euro." These countries agreed to adopt the euro as their common legal currency on that date. The euro now trades on currency exchanges and is available for non-cash transactions. Thereafter and until January 1, 2002, the euro is scheduled to replace the sovereign legal currencies of these countries. While the vast majority of Central Parking's operations within the European Union are currently in the United Kingdom, a European Member which is not scheduled to participate in the euro conversion, the Company has operations in countries which have adopted the euro. The Company has assessed the impact of the euro conversion to its operations in the participating countries, including the need to adopt new information technology, parking related equipment and other systems to accommodate euro-denominated transactions, as well as the impact to currency risk and contractual relationships. Based on management's assessment of the impact of the euro conversion, Central Parking does not believe that the euro conversion will have a material impact on its operations or financial condition.

IMPACT OF INFLATION AND CHANGING PRICES

    The primary sources of revenues to the Company are parking revenues from owned and leased locations and management contract revenue (net of expense reimbursements) on managed parking facilities. The Company believes that inflation has had a limited impact on its overall operations for fiscal years ended September 30, 1996, 1997 and 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." Statement 130 established standards for reporting and display of comprehensive income and its components. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by and distributions to owners. This pronouncement is effective for fiscal years beginning after December 15, 1997 and requires the reporting of comprehensive income within the financial statements. The Company adopted SFAS 130 in fiscal year 1999.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS No. 14. This pronouncement is effective for fiscal years beginning after December 15, 1997. The Company will adopted SFAS 131 in fiscal year 1999. Management is evaluating the impact, if any, the pronouncement will have on the presentation of the Company's consolidated financial statements.

    In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which amends SFAS Nos. 87, 88, and 106. This pronouncement is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS 132 in fiscal year 1999. Management does not anticipate that the pronouncement will significantly impact the presentation of Central Parking's consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 16, 1998. SOP 98-1 defines which costs incurred to develop or purchase internal-use software should be capitalized and which should be expensed. The company is in the process of determining what impact, if any, this pronouncement will have its financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which supercedes SFAS Nos. 80, 105, and 119. Statement 133 established reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, the Company would recognize all derivatives as either assets or liabilities, measured at their fair value, in the statement of financial position. This Statement is currently expected to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is evaluating the impact of SFAS 133 to Central Parking's consolidated financial statements.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on October 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company periodically reviews the carrying value of long-lived intangible assets such as goodwill, contract rights, and non-compete agreements to determine if the net book values of such assets continue to be recoverable over the remainder of the original estimated useful life. In performing this review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Since the assets involved are held and used in the operations of the Company, consideration is also given to actions or remediations the Company might take in order to achieve the original estimates of cash flows. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

YEAR 2000

    The Company has considered the impact of Year 2000 issues on its computer systems and applications and has developed remediation plans. These plans are part of the Company's ongoing business strategies to incorporate advanced technologies in its information systems, and were contemplated in advance of Year 2000 issues. The expenditures for system upgrades will be accounted for as regular capital expenditures and will be depreciated over their estimated useful lives of 3 - 5 years. The ongoing expenses of training and testing are expensed as they are incurred. Through September 30, 1998, the Company has spent in excess of $4 million upgrading its computer information systems in accordance with its plans for technological enhancement. Such expenditures are not material to the Company's liquidity. Based on tests and other information currently available, Central Parking believes that the upgraded information systems that have been installed are Year 2000 compliant. The Company believes that systems being contemplated will also be Year 2000 compliant. System hardware and software that in management's estimation are not Year 2000 compliant have been fully depreciated. Central Parking is in the process of testing newly installed systems to determine their compliance with Year 2000 issues, and, while testing is not yet complete, the Company believes that all such systems are Year 2000 compliant. Management believes that it has enough time to fully test and foresee all significant remaining Year 2000 issues on its information systems and, therefore, does not have any other contingency plan in place for such systems.

    Central Parking uses some fee calculation devices that compute parking fees and statistical data, and also automate the ingress and egress control mechanisms at certain parking facilities. Based on contacts with the vendors of such equipment, Central Parking expects them to make available reasonably priced upgrades to address Year 2000 issues. Central Parking believes that less than 20% of its operations have fee calculation devices with any Year 2000 issues with regard to carrying out its parking business. However, the vendors have given no assurance that such fee computation devices will be Year 2000 compliant on any given date before December 31, 1999. In the event remediation is not complete at any of these sites prior to the Year 2000, and a failure of such equipment were to occur due to processing incompatibilities in the Year 2000, manual override systems are in place at all locations. Given the limited technology required to operate such facilities, management believes all material operations could adequately be performed manually. Such contingency plans are currently deployed in the events of power failures or other business interruptions at locations where these devices are located.

    Certain property management systems are not currently Year 2000 compliant, however, alternative systems are being implemented and tested that will adequately address the Year 2000 issue. The Company believes all such systems will be fully Year 2000 compliant by December 1999. In the event such systems are not completely installed, or are not Year 2000 compliant, the Company has manual back up systems that will adequately perform all material fuctions.

    Central Parking is communicating, by means of Year 2000 questionnaires, with each of its major vendors to determine third party compliance with Year 2000 issues. Although Central Parking cannot require its vendors to respond, follow-up with each party is being conducted to try and determine and resolve any Year 2000 issues. Central Parking is also requiring all vendors to warrant that all software and hardware purchased by Central Parking is fully Year 2000 compliant. While Central Parking does not expect to be materially affected by any third party's Year 2000 issues, no assurance can be given that a third party's failure to adequately address their Year 2000 issues could not materially effect Central Parking's business or financial results.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This report includes various forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include discussions concerning future results of operations of the Company including, without limitation, statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, Central Parking claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The following important factors, in addition to those discussed elsewhere in this report, could affect the future financial results of the Company and could cause actual results to differ materially from those expressed in forward-looking statements contained in this document:

    -  successfully integrating Allright and its other acquisitions

    - successful implementation of the Company's operating and growth strategy, including possible strategic acquisitions;

    - fluctuations in quarterly operating results caused by a variety of factors including the timing of gains on sales of owned facilities, preopening costs, the effect of weather on travel and transportation patterns, and local, national and international economic conditions;

    - the ability of the Company to form and maintain its strategic relationships with certain large real estate owners and operators;

    - global and/or regional economic factors and potential changes in laws and regulations, including, without limitation, changes in federal, state and international laws regulating the environment.

                          INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS
CENTRAL PARKING CORPORATION AND SUBSIDIARIES:


We have audited the accompanying consolidated balance sheets of Central Parking Corporation and subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Allright Holdings, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 61 percent and 43 percent as of September 30, 1997 and 1998, and total revenues constituting 35 percent and 36 percent for the years ended September 30, 1997 and 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it related to the amounts included for Allright Holdings, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements give retroactive effect to the merger of Central Parking Corporation and Allright Holdings, Inc. on March 19, 1999, which has been accounted for as a pooling of interests as described in note 1 to the consolidated financial statements.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Parking Corporation and subsidiaries as of September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.

KPMG  LLP

Nashville, Tennessee
June 3, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Allright Holdings, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Allright Holdings, Inc. (a Delaware Corporation) and Subsidiaries (Allright or the Company) as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of the Company for the year ended June 30, 1998, and the period from October 31, 1996, through June 30, 1997, and of the Predecessor Company (as defined in Note 1) for the period from July 1, 1996, through October 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and signficant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allright as of June 30, 1998 and 1997, and the consolidated results of operations, changes in stockholders' equity and cash flows of the Company for the year ended June 30, 1998, and the period from October 31, 1996, through June 30, 1997, and of the Predecessor Company for the period from July 1, 1996, through October 30, 1996, in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, the Predecessor Company was acquired by Allright Acquisition, Inc. in a purchase transaction effective as of October 31, 1996. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor Company based on their estimated fair values at October 31, 1996. Accordingly, the financial statements of the Company are not comparable to those of the Predecessor Company.


ARTHUR ANDERSEN LLP

Houston, Texas
October 9, 1998

                           CENTRAL PARKING CORPORATION
                           Consolidated Balance Sheets


Amounts in thousands, except share data

                                                                                            September 30,
                                                                                        1997              1998
                                                                                      ---------         ---------
               ASSETS
               Current assets:
                  Cash and cash equivalents                                           $  17,308         $  39,495
                  Management accounts receivable                                         12,047            19,847
                  Accounts and current portion of notes
                    receivable - other (including amounts due
                    from related parties of $544 in 1997 and
                    $238 in 1998) (Note 3)                                               11,208            14,921
                  Prepaid rent and other expenses                                        14,409            22,695
                  Deferred income taxes (Note 12)                                           911               545
                  Prepaid and refundable income taxes                                     2,154             1,266
               ------------------------------------------------------------------------------------------------------
                    Total current assets                                                 58,037            98,769
               Investments, at amortized cost (fair value
                  $4,962 in 1997 and $5,355 in 1998) (Note 4)                             4,754             5,087
               Notes receivable, less current portion (Note 3)                           32,607            46,524
               Property, equipment, and leasehold  improvements, net (Note 5)           306,160           382,506
               Contracts and lease rights, net (Note 6)                                  51,887            62,472
               Goodwill, net (Notes 2 and 6)                                             65,428           288,170
               Investment in and advances to partnerships and joint ventures
                  (Note 7)                                                               59,004            40,376
               Other assets (Note 6)                                                     20,816            30,118
               ------------------------------------------------------------------------------------------------------
                                                                                      $ 598,693         $ 954,022
               ======================================================================================================

               LIABILITIES AND SHAREHOLDERS' EQUITY
               Current liabilities:
                 Current portion of long-term debt and capital lease
                  obligations (Note 8)                                                $     305         $   2,881
                 Accounts payable                                                        35,034            54,918
                 Accrued payroll and related costs                                       12,726            16,908
                 Accrued expenses                                                        13,296            27,403
                 Management accounts payable                                             13,325            26,611
                 Income taxes payable                                                       871               945
               ------------------------------------------------------------------------------------------------------
                   Total current liabilities                                             75,557           129,666
               Long-term debt and capital lease obligations, less current
                  portion (Note 8)                                                      273,725           283,319
               Deferred rent                                                              2,391            14,875
               Deferred compensation (Note 13)                                           10,819            11,359
               Deferred income taxes (Note 12)                                           36,949            32,894
               Minority interest                                                         21,163            23,103
               Other liabilities                                                          4,975             6,892
               ------------------------------------------------------------------------------------------------------
                   Total liabilities                                                    425,579           502,108
               ------------------------------------------------------------------------------------------------------

               Company-obligated mandatorily redeemable convertible securities of
                 Subsidiary holding solely parent debentures (Note 9)                        --           110,000

               Shareholders' equity (Notes 2, 10, and 13)
                 Common stock, $0.01 par value; 50,000,000
                   shares authorized, 32,781,786 and 36,521,500
                   shares issued and outstanding
                   in 1997 and 1998, respectively                                           328               366
                 Additional paid-in capital                                             111,728           256,405
                 Foreign currency translation adjustment                                     57              (150)
                 Retained earnings                                                       61,571            85,795
                 Deferred compensation on restricted stock                                 (570)             (502)
               ------------------------------------------------------------------------------------------------------
                   Total shareholders' equity                                           173,114           341,914
               Commitments and contingencies (Notes 7, 10, 11, 12, 13, and 15)        $ 598,693         $ 954,022
               ------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                           CENTRAL PARKING CORPORATION
                       CONSOLIDATED STATEMENTS OF EARNINGS

Amounts in thousands, except per share data

                                                                    Year Ended September 30,
                                                               1996           1997           1998
                                                            ---------      ---------      ---------
     Revenues:
       Parking                                              $ 109,272      $ 295,692      $ 534,573
       Management contract                                     32,534         43,245         65,826
 ---------------------------------------------------------------------------------------------------
          Total revenues                                      141,806        338,937        600,399
 ---------------------------------------------------------------------------------------------------
     Costs and expenses:
       Cost of parking                                         97,686        248,052        441,704
       Cost of management contracts                             9,769         11,793         15,000
       General and administrative                              17,419         37,011         63,726
       Goodwill and non-compete amortization                       --          1,655          8,317
 ---------------------------------------------------------------------------------------------------
          Total costs and expenses                            124,874        298,511        528,747
 ---------------------------------------------------------------------------------------------------
          Operating earnings                                   16,932         40,426         71,652
 ---------------------------------------------------------------------------------------------------
     Other income (expenses):
       Interest income                                          2,303          2,575          4,027
       Interest expense                                            --        (18,497)       (30,232)
       Dividends on company-obligated mandatorily redeemable
          convertible securities of a subsidiary
          trust (Note 9)                                           --             --         (3,247)
       Net gains (losses) on sales of property and equipment    1,192          3,118           (639)
       Minority interest                                           --           (163)          (289)
       Equity in partnership and joint venture earnings
         (Note 7)                                                 641          4,238          5,246
 ---------------------------------------------------------------------------------------------------
         Earnings before income taxes and extraordinary item   21,068         31,697         46,518
     Income tax expense (Note 12):
       Current                                                  6,647         12,676         17,596
       Deferred                                                   585            335          2,777
 ---------------------------------------------------------------------------------------------------
          Total income taxes                                    7,232         13,011         20,373
          Net earnings before extraordinary item            $  13,836      $  18,686      $  26,145
     Extraordinary item, net of tax                                --         (1,032)            --
          Net earnings                                         13,836         17,654         26,145
 ===================================================================================================
     Basic earnings per share (Note 10):
        Net earnings before extraordinary item              $    0.54      $    0.62      $    0.76
        Extraordinary item, net of tax                      $      --      $   (0.03)     $      --
        Net earnings                                        $    0.54      $    0.59      $    0.76
     Diluted earnings per share (Note 10):
        Net earnings before extraordinary item              $    0.53      $    0.61      $    0.74
        Extraordinary item, net of tax                      $      --      $   (0.03)     $      --
        Net earnings                                        $    0.53      $    0.58      $    0.74

See accompanying notes to consolidated financial statements.

                           CENTRAL PARKING CORPORATION
                 Consolidated Statements of Shareholders' Equity

Amounts in thousands, except per share data

                                                                             Foreign                   Deferred
                                                               Additional   Currency                  Compensation
                                       Number of     Common     Paid-In    Translation    Retained    on Restricted
                                         Shares       Stock     Capital     Adjustment     Earnings       Stock         Total
                                         ------       -----     -------     ----------     --------       -----         -----
     Balance at September 30, 1995        23,058     $   231     $  8,069     $    51      $ 33,009      $     --      $  41,360
       Net earnings                           --          --           --          --        13,836            --         13,836
       Issuance of common stock net
         of offering costs                 2,798          28       19,986          --            --            --         20,014
       Issuance under restricted
         stock plan                          272           3        2,582          --            --          (705)         1,880
       Common stock dividends                 --          --           --          --        (1,396)           --         (1,396)
       Exercise of stock options
         and related tax benefits             88          --        1,023          --            --            --          1,023
       Amortization of deferred
         compensation                         --          --           --          --            --            68             68
       Foreign currency translation
         adjustment                           --          --           --           8            --            --              8
  -------------------------------------------------------------------------------------------------------------------------------
     Balance at September 30, 1996        26,216     $   262     $ 31,660     $    59      $ 45,449      $   (637)     $  76,793
  -------------------------------------------------------------------------------------------------------------------------------
       Initial formation of Allright       5,950          60       72,869          --            --            --         72,929
       Net earnings                           --          --           --          --        17,654            --         17,654
         Issuance of common stock            528           5        6,016          --            --            --          6,021
       Issuance under restricted
         stock plan                           --          --           46          --            --            --             46
       Common stock dividends                 --          --           --          --        (1,532)           --         (1,532)
       Exercise of stock options
         and related tax benefits             88           1        1,137          --            --            --          1,138
       Amortization of deferred
         compensation                         --          --           --          --            --            67             67
       Foreign currency translation
         adjustment                           --          --           --          (2)           --            --             (2)
  ===============================================================================================================================
     Balance at September 30, 1997        32,782     $   328     $111,728     $    57      $ 61,571      $   (570)     $ 173,114
  ===============================================================================================================================
       Net earnings                           --          --           --          --        26,145            --         26,145
       Issuance of common stock for
         acquisitions                      1,006          10       42,528          --            --            --         42,538
       Issuance of common stock,
         net of offering and
         issuance costs                    2,612          26       99,854          --            --            --         99,880
       Issuance under restricted
         stock plan and employment
         agreements                            3          --          129          --            --            --            129
       Issuance under Employee
         Stock Ownership Plan                 67           1          926          --            --            --            927
       Common stock dividends                 --          --           --          --        (1,921)           --         (1,921)
       Exercise of stock options
         and related tax benefits             52           1        1,240          --            --            --          1,241
       Amortization of deferred
         compensation                         --          --           --          --            --            68             68
       Foreign currency translation
         adjustment                           --          --           --        (207)           --            --           (207)
  ===============================================================================================================================
     Balance at September 30, 1998        36,522     $   366     $256,405     $  (150)     $ 85,795      $   (502)     $ 341,914
  ===============================================================================================================================

See accompanying notes to consolidated financial statements.

                           CENTRAL PARKING CORPORATION
                      Consolidated Statements of Cash Flows

Amounts in thousands

                                                                                           Year Ended September 30,
                                                                                      1996           1997           1998
                                                                                    --------      ---------      ---------
     Cash flows from operating activities:
        Net earnings before extraordinary item                                      $ 13,836      $  18,686      $  26,145
        Extraordinary item, net of tax                                                    --         (1,032)            --
        Adjustments to reconcile net earnings to net cash provided by operating activities:
          Depreciation                                                                 2,500          8,642         15,063
          Amortization of goodwill and non-compete agreements                             --          1,655          8,317
          Amortization of contract and lease rights, straight-line rent,
             Deferred financing fees and other                                           920          3,250          5,294
          Equity in partnership and joint venture earnings                              (641)        (4,238)        (5,246)
          Distributions from partnerships and joint ventures                           1,023          2,990          4,369
          Net gains on sales of property and equipment                                (1,192)        (3,118)           639
          Deferred income taxes                                                          585           (196)         2,777
          Minority interest                                                               --            163            289
          Changes in operating assets and liabilities, excluding effects of acquisitions:
               Management accounts receivable                                         (2,211)        (3,160)        (1,955)
               Notes and accounts receivable - other                                   5,179         (3,977)         1,475
               Prepaid expenses                                                         (749)        (4,204)        (6,032)
               Prepaid and refundable income taxes                                        --           (533)           888
               Other assets                                                           (3,277)         1,176          1,329
               Accounts payable, accrued expenses,
                  and deferred compensation                                              730         10,032         13,114
               Management accounts payable                                             2,156          2,876         12,269
               Income taxes payable                                                     (872)           178         (2,970)
 -------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                        17,987         29,190         75,765
 -------------------------------------------------------------------------------------------------------------------------
     Cash flows from investing activities:
        Proceeds from sales of property and equipment                                  1,467         15,170          6,975
        Purchase of property, equipment, and leasehold improvements                  (16,684)       (14,634)       (72,222)
        Investments in notes receivable, net                                          (2,283)       (17,332)            --
        Purchase of assets held for resale                                                --        (45,962)            --
        Proceeds from sale of assets held for resale                                      --         45,962             --
        Purchase of contract rights                                                     (300)        (3,850)        (1,573)
        Investments in and advances to partnerships, joint ventures
           and unconsolidated subsidiaries                                            (1,562)       (47,720)          (223)
        Acquisitions of companies, net of cash acquired                                   --       (270,837)      (216,454)
        Proceeds from maturities and calls of investments                                151            330            374
        Purchase of investments                                                         (388)          (601)          (707)
 -------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                                           (19,599)      (339,474)      (283,830)
 -------------------------------------------------------------------------------------------------------------------------
     Cash flows from financing activities:
        Dividends paid                                                                (1,046)        (1,488)        (1,871)
        Net borrowings under revolving credit agreement, net of issuance costs            --         70,352        (24,360)
        Proceeds from issuance of company-obligated mandatorily redeemable
            securities, net of issuance costs                                             --             --        106,477
        Proceeds from issuance of notes payable, net of issuance costs                    --        168,211        125,137
       Capital contributions upon formation of Allright                                   --         67,428             --
        Principal repayments on notes payable                                             --        (21,775)      (107,759)
        Distribution of debt proceeds from partnerships and joint ventures                --             --         30,285
        Proceeds from issuance of common stock and exercise of stock options, net     21,037          7,205        102,177
 -------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                        19,991        289,933        230,086
 -------------------------------------------------------------------------------------------------------------------------
     Foreign currency translation                                                          8            134            166
 -------------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents                             18,387        (20,217)        28,187
     Cash and cash equivalents at beginning of period                                 10,218         28,605         17,308
     Cash and cash equivalents derived from Allright merger                               --          8,920             --
 -------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of period                                     $ 28,605      $  17,308      $  39,495
 -------------------------------------------------------------------------------------------------------------------------
     Non-cash transactions:
         Exchange of properties, net of cash                                        $  2,644      $      --      $      --
         Purchase of property and equipment in exchange for liabilities                   --             --      $   1,314
         Note receivable on property sale                                           $     --      $  10,225      $      --
         Issuance of stock in acquisitions                                          $     --      $      --      $  42,538
         Issuance of restricted stock                                               $  1,880      $      --      $     130
 -------------------------------------------------------------------------------------------------------------------------
     Effects of acquisitions:
         Estimated fair value of assets acquired                                                  $ 457,021      $  94,718
         Purchase price in excess of the net assets acquired (goodwill)                              33,633        233,333
         Estimated fair values of liabilities assumed                                              (204,728)       (62,587)
         Common stock issued                                                                             --        (42,538)
 -------------------------------------------------------------------------------------------------------------------------
         Cash paid                                                                                $ 285,926      $ 222,926
         Less cash acquired                                                                         (15,089)        (6,472)
 -------------------------------------------------------------------------------------------------------------------------
         Net cash paid for acquisitions                                                           $ 270,837      $ 216,454
 -------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

(a) Organization
Central Parking Corporation ("CPC") is a United States company chartered in the State of Tennessee. The consolidated financial statements include accounts of Central Parking Corporation and its subsidiaries (the "Company" or "Central Parking") including Central Parking System, Inc. ("CPS") and its wholly-owned U.S. subsidiaries; Kinney System Holdings, Inc. and its wholly owned subsidiaries ("Kinney"); Central Parking System of the United Kingdom, Ltd. and its wholly-owned subsidiary ("CPS-UK"); Central Parking System Realty, Inc. and its wholly-owned subsidiaries ("Realty"); Allright Holdings, Inc. and its wholly-owned subsidiaries ("Allright"), including Edison Parking Management, L.P. ("Edison"), a 50% owned partnership under Allright control. The results of operations of the remaining 50% of Edison are eliminated as a minority interest.. Central Parking Finance Trust was established during the year ended September 30, 1998. All significant inter-company transactions have been eliminated.

On June 1, 1997, Allright acquired a 50% controlling interest in Edison Parking Management, L.P. ("Edison"). Edison's assets consist of management contracts contributed by ParkFast Parking Management, L.P. ("ParkFast"), a third party. These management contracts were recorded by Allright at their fair market value and are being amortized on a straight-line basis over their expected useful lives, which average 12 years. The value of ParkFast's interest is reflected as minority interest in the accompanying consolidated balance sheets.

The accompanying consolidated financial statements have been restated to reflect the impact of the merger between Central Parking and Allright, which was consummated on March 19, 1999. The transaction constituted a tax-free reorganization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16. "Business Combinations." Accordingly, Central Parking's financial statements have been restated to reflect the combined results of operations, financial position and cash flows of Central Parking and Allright as if Allright had been part of Central Parking since Allright's inception date of October 31, 1996. Prior to the consummation of the merger, Allright's fiscal year end was June 30. In recording the business combination. Allright's consolidated financial statements as of June 30, 1997 and 1998 and for the eight month period and year then ended, respectively, have been combined with Central Parking's consolidated financial statements for the fiscal years ended September 30, 1997 and 1998, respectively. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by pooling-of-interest method in financial statements that do not included the date of consummation.

The Company provides parking consulting services and manages parking facilities throughout the world, principally in the United States and United Kingdom. The Company manages and operates owned or leased parking facilities, manages and operates parking facilities owned or leased by third parties, and provides financial and other advisory services to clients.

(b) Revenues
Parking revenues include the parking revenues from leased and owned locations. Management contract revenues represent revenues (both fixed fees and additional payments based upon parking revenues) from facilities managed for other parties, and miscellaneous management fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking and management contract revenues are recognized when earned.

Management accounts payable reflected on the accompanying consolidated balance sheets is reflected net of cash. Such cash balances belong to the owners of the various managed facilities, but they are held by the Company and are used to pay expenses of the managed facilities and ultimately to settle the balance due to the owners of the managed facilities.

(c) Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash on hand, in banks, and short-term, highly liquid investments which include investments with original maturities of three months or less.


(d) Investments
Investment securities consist of debt obligations of states and political subdivisions and are classified into one of three categories, as follows: (i) held-to-maturity debt securities, (ii) trading securities, and (iii) securities available-for-sale. Classification of a debt security as held-to-maturity is based on the Company's positive intent and ability to hold such security to maturity. Such securities are stated at amortized cost adjusted for amortization of premiums and accretion of discounts, unless there is a decline in value which is considered to be other than temporary, in which case the cost basis of such security is written down to fair value and the amount of the write-down is reflected in earnings. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities, which are valued at fair value with the unrealized gains and losses included in earnings. Securities classified as available-for-sale are reported at fair value with the unrealized gains and losses excluded from earnings and reported, net of tax, in shareholders' equity. At September 30, 1997 and 1998, all of the Company's investment securities were classified as held-to-maturity.

(e) Property, Equipment, and Leasehold Improvements
Property, equipment, computer software, computer hardware, and leasehold improvements are recorded at cost. Depreciation is provided principally on a straight-line basis over a period of one to fifteen years for furniture, fixtures, and equipment, over three years for computer software, over five years for computer hardware, over the remaining lives of the corresponding leases for leasehold improvements, and over thirty to forty years for buildings. Accelerated depreciation is used for income tax purposes.

(f) Investment in Partnerships and Joint Ventures
Investment in general and limited partnerships and joint ventures are generally accounted for using the equity method of accounting with the exception of Edison, which is consolidated into the Company's financial statements. The Company has a number of joint ventures to operate and develop parking garages through either corporate joint ventures, general partnerships, limited liability companies, or limited partnerships. The financial results of the Company's joint ventures are generally accounted for under the equity method and are included in equity in partnership and joint venture earnings in the accompanying consolidated statements of earnings with the exception of Edison, which is consolidated into the Company's financial statements, with the remaining 50% eliminated through minority interest.

(g) Contract and Lease Rights
Contract and lease rights consist of capitalized payments made to third-parties, which provide the Company the opportunity to manage or lease facilities. Lease rights represent the difference between fair market lease terms and the contractual lease terms acquired. Contract and lease rights are allocated among respective locations and are amortized principally on a straight-line basis over the terms of related agreements which range from five to thirty years.

(h) Goodwill
Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, ranging from 5 - 30 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(i) Other assets
Other assets is comprised of a combination of the cash surrender value of key man life insurance policies, security deposits, key money deposits with clients, deferred issuance costs related to the sale of Preferred Securities discussed in
Note 9, deferred debt issuance costs related to the Company's credit facilities, and non-compete agreements. Key money represents deposits and prepayments tendered to clients at the inception of long-term relationships, and is amortized over the life of the applicable lease. Non-compete agreements are amortized over the life of the agreement, or economic useful life whichever is shorter. Deferred issuance costs related to the Preferred Securities are amortized over the 30 year life of the underlying subordinated debentures. Deferred debt issuance costs are amortized over the life of the related debt.


(j) Lease Transactions and Related Balances
The Company accounts for operating lease obligations on a straight-line basis. Contingent or percentage payments are recognized when operations indicate such amounts will be payable. Lease obligations paid in advance are included in prepaid rent and other expenses. The difference between actual lease payments and straight-line lease expenses over the lease term is included in accrued expense or deferred rent, as appropriate.

In connection with its acquisitions, the Company revalued certain leases to estimated fair market value at the time of the respective acquisition. Favorable operating leases of entities acquired represent the present value of the excess of the current market rental over the contractual lease payments. Unfavorable operating leases of entities acquired represent the present value of the excess of the contractual lease payments over the current market rental. Such write-ups and write-downs are amortized on a straight-line basis over the remaining life of the underlying lease, or 30 years, whichever is shorter. Favorable and unfavorable lease rights are reflected on the accompanying consolidated balance sheets in contract and lease rights and other liabilities, respectively.

(k) Impairment of Long-Lived Assets
The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

The Company periodically reviews the carrying value of long-lived assets, including goodwill, contract and lease rights, and non-compete agreements, to determine if the net book values of such assets continue to be recoverable over the remainder of the original estimated useful life. In performing this review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the estimated diminution of value. Since the assets involved are held and used in the operations of the Company, consideration is also given to actions or remediations the Company might take in order to achieve the original estimates of cash flows. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

During fiscal 1998, an impairment loss of approximately $1,075,000 was recorded for properties of which management changed the intended use from hold and operate to sell.

(l) Income Taxes
The Company files a consolidated federal income tax return. The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Work opportunity tax credits are accounted for by the flow-through method, which recognizes the credits as reductions of income tax expense in the year utilized. The Company does not provide for federal income taxes on the accumulated earnings considered permanently reinvested in foreign subsidiaries.

(m) Extraordinary item
On October 31, 1996, the Company recorded an extraordinary loss of $1.5 million for costs incurred with respect to the defeasance of debt obligations. The tax benefit resulting from the extraordinary loss reduced the amount of the loss to $1.0 million.

(n) Pre-opening Expenses
The direct and incremental costs of hiring and training personnel associated with the opening of new parking facilities and the associated internal development costs are expensed as incurred.


(o) Per Share and Share Data
Effective October 1, 1997, the Company adopted the provisions of the Financial Accounting Standards Board Statement No. 128, ("SFAS No. 128"), "Earnings Per Share." Statement 128 replaced the previously reported primary and fully diluted earning per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Earnings per share for all periods presented have been calculated in accordance with SFAS No. 128. All share and earnings per share data included herein have been adjusted for a recapitalization of shares in October 1995, the three-for-two stock split completed in March 1996 and the three-for-two stock split completed in December 1997.

(p) Foreign Currency Translation
The financial position and results of operations of the Company's foreign subsidiaries and equity method joint ventures are measured using local currency as the functional currency. Translation adjustments arising from the differences in exchange rates from period to period are generally included in the currency translation adjustment in shareholders' equity.

(q) Fair Value of Financial Instruments
The Company discloses the fair values of most on-and-off balance sheet financial instruments for which it is practicable to estimate the value. Fair value disclosures exclude certain financial instruments such as trade receivables and payables when carrying values approximate the fair value. Fair value disclosures are not required for employee benefit obligations, lease contracts, and all non-financial instruments such as land, buildings and equipment. The fair values of the financial instruments are estimates based upon current market conditions and quoted market prices for the same or similar instruments as of September 30, 1998. Book value approximates fair value for substantially all of the Company's assets and liabilities that fall under the fair value disclosure requirements.

(r) Stock Option Plan
The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board opinion No. 25 ("APB No. 25") Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

(s) Business Concentration
Approximately 29% of the Company's total parking spaces managed, owned or leased at September 30, 1998 were attributable to parking and management contract operations geographically located in the Northeastern and Mid-Atlantic areas of the United States.

(t) Risk Management
The Company utilizes a combination of indemnity and self insurance coverages up to certain maximum losses for liability, health and workers' compensation claims. The accompanying consolidated balance sheets reflect the estimated losses related to such risks.

(u) Use of Estimates

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

(v) Recent Accounting Pronouncements
In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." Statement 130 established standards for reporting and display of comprehensive income and its components. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by and distributions to owners. This pronouncement is effective for fiscal years beginning after December 15, 1997 and requires the reporting of comprehensive income within the financial statements. The Company adopted SFAS 130 in fiscal year 1999.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS No. 14. This pronouncement is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 131 in fiscal 1999. Management does not anticipate that the pronouncement will significantly impact the presentation of the Company's consolidated financial statements.

In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends SFAS Nos. 87, 88, and 106. This pronouncement is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 132 in fiscal 1999. Management does not anticipate that the pronouncement will significantly impact the presentation of Central Parking's consolidated financial statements.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which supercedes SFAS Nos. 80, 105, and 119. This Statement is expected to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is evaluating the impact of SFAS No. 133 to Central Parking's consolidated financial statements.

(w) Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation. Certain reclassifications have been made to Allright's historical financial statements to conform to Central's presentation.

(2) BUSINESS COMBINATIONS

ALLRIGHT MERGER
---------------

Allright Holdings, Inc. On March 19, 1999, Central Parking completed a merger with Allright, pursuant to which approximately 7.0 million shares of Central Parking common stock and approximately 0.5 million options and warrants to purchase common stock of Central Parking, were exchanged for all of the outstanding shares of common stock and options and warrants to purchase common stock of Allright. Each outstanding share of Allright common stock and each outstanding option or warrant to purchase such common stock was exchanged for
87.6367273 shares of Central Parking common stock. The transaction has been accounted for as a pooling-of-interests under APB Opinion No. 16. Accordingly, prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Allright as if it had been part of Central Parking from the date of Allright's inception, October 31, 1996. In addition, the consolidated income tax provision has been restated on a combined basis. The impact of the restatement was to increase net earnings by $849,000 and to decrease net earnings by $533,000 in 1997 and 1998, respectively. There were no material transactions between Central Parking and Allright prior to the Merger.

Following are the results of operations for the separate companies prior to the Merger and the combined amounts presented in the consolidated financial statements:

                                                                                     Years Ended September 30,
                                                                                1997                          1998
                                                                                ----                          ----

                  In thousands
                  Total revenue:
                  Central Parking                                          $   220,454                    $   383,175
                  Allright                                                     118,483                        217,224
                                                                           -----------                    -----------
                                                                           $   338,937                    $   600,399

                  Earnings (loss) before income taxes and extraordinary item:
                  Central Parking                                          $    32,412                    $    44,224
                  Allright                                                        (715)                         2,294
                                                                           -----------                    -----------
                                                                           $    31,697                    $    46,518

The Company incurred $27.3 million of merger related expenses on a pre-tax basis during the quarter ended March 31, 1999. Management estimates that approximately $3.6 million of payment related to attaining employment periods will incurred in future periods.

PURCHASE ACQUISITIONS
---------------------
    Civic Parking LLC. On December 31, 1996, the Company purchased for cash, Civic Parking LLC ("Civic"), which owns four parking garages in St. Louis:
    Kiener East, Kiener West, Stadium East and Stadium West. The four garages had previously been operated by Central Parking under management agreements. The purchase price was approximately $91.0 million, which was financed through working capital and $67.2 million of borrowings under the Company's credit facilities. Of the $91.0 million, $46.0 million was held for resale to a joint venture partner and $45.0 million was recorded as an investment in joint ventures. The transaction was accounted for using the purchase method. The estimated fair value of the garages at the date of the acquisition approximated the purchase price and, accordingly, management has allocated the purchase price to the land and buildings acquired.

    On April 16, 1997 the Company consummated the sale of 50% of Civic to its joint venture partner, an affiliate of Equity Capital Holdings, LLC, for $46.0 million in cash. No gain or loss was recognized on the sale of the 50% interest. The Company accounts for the remaining interest in Civic under the equity method. Such results are included in the accompanying consolidated financial statements from December 31, 1996. Central Parking continues to operate these garages pursuant to a lease and operating agreement with Civic.

    Square Industries, Inc. On January 18, 1997, Central Parking completed a cash tender to acquire all of the outstanding shares of Square Industries, Inc. ("Square") for $54.8 million, including transaction fees and other related expenses. In addition, Central Parking assumed $23.2 million of existing Square debt. As of September 30, 1997, the Company refinanced $18.9 million of the debt assumed from Square through a draw on the Company's credit facilities.

    Square operated facilities primarily in the Northeastern, part of the United States. The Square acquisition was accounted for using the purchase method and, accordingly, the results of operations of Square have been included in the Company's consolidated financial statements from January 18, 1997. The purchase price has been allocated to Square's assets and liabilities based on their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired of $29.3 million is being amortized on a straight-line basis over 25 years.

    Car Park Corporation. On May 29, 1997, the Company acquired for cash certain assets and leases of Car Park Corporation ("Car Park") for $3.5 million; consisting of parking facilities in the San Francisco metropolitan area. The acquisition was accounted for as a purchase, and, accordingly, the results of operations of Car Park have been included in the Company's consolidated financial statements from the date of acquisition. The excess of purchase price over the fair value of the net assets acquired of $3.3 million is being amortized on a straight-line basis over 25 years.

    Diplomat Parking Corporation. On October 1, 1997, Central Parking acquired the stock and certain assets of Diplomat Parking Corporation ("Diplomat") for approximately $22.2 million in cash and notes payable. Diplomat operated parking facilities located primarily in Washington, D.C. and Baltimore, Maryland. The acquisition was accounted for as a purchase, and accordingly, the results of operations of Diplomat have been included in the Company's consolidated financial statements from the date of acquisition. The excess of purchase price over the fair value of the net assets acquired of $20.7 million is being amortized on a straight-line basis over 25 years.

    National Garages, Inc. On December 1, 1997, Allright purchased substantially all of the assets of National Garages, Inc. ("National"), a privately owned parking company based in Detroit, which operates 210 facilities located primarily in the Midwestern United States. The purchase prices of approximately $3.7 million was paid in cash and financed through working capital and $2.2 million in debt under Allright's revolving line of credit.

    Kinney System Holding Corp. On February 12, 1998, Central Parking acquired Kinney System Holding Corp ("Kinney"), a privately held company headquartered in New York City. In addition to facilities in New York City, Kinney increased Central Parking's presence in a number of other major metropolitan areas such as Boston, Philadelphia and Washington, D.C. and broadened the Company's geographic coverage in the following nine states:
    Connecticut, Florida, Kentucky, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, and Virginia.

    Consideration for the Kinney acquisition was approximately $208.8 million, including $171.8 million in cash, including transaction fees and related expenses, and $37.0 million (882,422 shares) in Central Parking common stock. In connection with this transaction, Central Parking assumed $10.3 million in capital leases, refinanced $24.2 million in existing Kinney debt and assumed $4.6 million of Kinney debt.

    The Kinney acquisition was accounted for using the purchase method, and accordingly, the results of operations of Kinney have been included in the Company's consolidated financial statements from February 12, 1998. The excess of purchase price over the fair value of the net assets acquired of $197.6 million is being amortized on a straight-line basis over 30 years.

    In connection with the Kinney acquisition, the remaining 50% interest in Spectrum Parking Associates ("Spectrum") was acquired for $3.6 million. The acquisition was accounted for as a purchase and the results of operations are included from February 13, 1998. The excess of purchase price over the fair value of net assets acquired of $2.2 million is being amortized on a straight-line basis over 18 years.

    Central Parking System of Louisiana, Inc. Central Parking has historically owned 50% of Central Parking System of Louisiana, Inc ("CPS-Louisiana") and on March 30, 1998 purchased the remaining 50% from Property Service Corporation for $2.5 million in Central Parking common stock (52,631 shares). The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to CPS-Louisiana's assets and liabilities. The excess of purchase price over fair value of net assets acquired of $2.5 million is being amortized on a straight-line basis over 5 years.

    Turner Parking System, Inc. On April 1, 1998, Central Parking purchased substantially all of the assets of Turner Parking System, Inc.("Turner"), a privately-held parking company headquartered in Dallas, Texas, for $3.8 million, including $3.0 million in cash and $800,000 (16,842 shares) in Central Parking common stock. Turner operated parking facilities in Texas, Florida, California, Georgia and Washington, D.C. The results of operations are included in the Company's consolidated financial statements from April 1, 1998. The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to Turner's assets and liabilities. The excess of purchase price over fair value of net assets acquired of $3.7 million is being amortized on a straight-line basis over 10 years.

    Sterling Parking, Inc. On July 1, 1998, Central Parking purchased substantially all of the assets of Sterling Parking, Inc. ("Sterling"), a privately-held parking company headquartered in Atlanta, Georgia for $4.3 million, including $2.1 million in cash, including transaction fees and other related expenses, and $2.2 million (54,358 shares) in Central Parking common stock. Sterling operated parking facilities in Georgia, Florida, Virginia, California, and Kentucky. The results of operations are included in the Company's consolidated financial statements from July 1, 1998. The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to Sterling's assets and liabilities. The excess of purchase price over fair value of net assets acquired of $4.5 million is being amortized on a straight-line basis over 10 years.

The following unaudited pro forma condensed results of operations give effect to the acquisition of Square, Civic Parking, Car Park, Diplomat, Kinney, CPS-Louisiana, Turner and Sterling as if such transactions had occurred at the beginning of each period presented (in thousands except for earnings per share):

                                                                           Twelve Months Ended September 30,
                                                                        1997                               1998
                                                                     ---------                          ---------
       Total revenues                                                $ 522,140                          $ 653,122
       Earnings before income taxes and extraordinary                   16,330                             42,232
       item
       Net earnings, before extraordinary item                           6,120                             22,461
       Basic earnings per share                                      $    0.20                          $    0.64
       Basic weighted average common shares                             31,018                             34,982
       outstanding
       Diluted earnings before extraordinary item per                $    0.19                          $    0.63
       share
       Diluted weighted average common shares                           31,445                             35,682
       outstanding

The foregoing unaudited proforma amounts are based upon certain assumptions and estimates, including, but not limited to, the recognition of interest expense on debt incurred to finance the acquisitions and amortization of goodwill over 5 to 30 years. The unaudited proforma amounts do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations. The pro forma results of operations for the year ended September 30, 1997 and 1998 do not reflect certain operational and financial combination benefits which, in management' opinion, are the direct result of the Square and Kinney acquisitions.

(3) NOTES RECEIVABLE

The Company sold a parking garage in July 1997. As part of the sale, the Company received $3 million in cash and a note for $10.2 million secured by a mortgage. The note is a balloon note, with principal due in full on or before July 7, 2000. The note requires quarterly interest payments at 8.25%. The Company recognized a gain of $3.1 million on this sale, which is included in net gains on sales of property and equipment in the accompanying consolidated statement of earnings.

In connection with the Kinney acquisition, the Company acquired a note receivable from the City of New York (the "City") related to two parking garages which were built on behalf of the City. The Company also has a long-term management agreement to operate the parking garages. Amounts advanced for the construction of the garages were recorded as a note receivable and are being repaid by the City in monthly installments of $156,000 including interest at 8.0% through December 2007. In connection with the purchase, the note receivable was recorded at estimated fair value. At September 30, 1998, the carrying value of the note was $12.3 million.

In connection with the Allright merger, the Company acquired a mortgage note of $2.5 million, payable monthly with interest at 7.7%, from a partnership which is secured by a parking garage and rental assignments. The loan matures in August 2010. Allright also loaned its partner, Edison, $16.5 million in connection with the Allright's acquisition of its interest in Edison in June 1997. The note is secured by a partnership interest in Edison, bears interest at a rate of 10%, and is payable in full in July 2004. The remainder of the notes receivable consist of notes ranging from $153 thousand to $1.1 million at the end of fiscal 1997, and notes ranging from $17 thousand to $1.1 million at the end of fiscal 1998. The notes bear interest at rates ranging from 8% to 12% at the end of fiscal 1998.




(4) INVESTMENTS

The amortized cost, gross unrealized gains, gross unrealized losses, and approximate fair values for such securities are presented as follows (in thousands):

                                                                     September 30,
                                                                   1997         1998
                                                                ---------    ----------
Amortized cost                                                   $ 4,754      $ 5,087
Unrealized gains                                                     213          276

Unrealized losses                                                      5            8
-------------------------------------------------------------- ------------ ------------
   Fair value                                                    $ 4,962      $ 5,355
-------------------------------------------------------------- ------------ ------------

The amortized cost and approximate fair value of debt securities at September 30, 1998 by average estimated maturity are shown below (in thousands):


                                                                Amortized Cost             Fair Value
                                                                --------------             ----------
Due in one year or less                                              $   614                 $  663
Due after one year through five years                                  1,372                  1,419
Due after five years through ten years                                 1,803                  1,909
Due after ten years                                                    1,298                  1,364
------------------------------------------------------------ ----------------------- ---------------
        Total securities                                             $ 5,087                 $5,355
------------------------------------------------------------ ----------------------- ---------------

(5) PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

A summary of property, equipment, and leasehold improvements and related accumulated depreciation and amortization is as follows (in thousands):

                                                                                  September 30,
                                                                                1997         1998
                                                                            ------------ -----------
Leasehold improvements                                                        $ 10,537    $  15,005
Buildings and garages                                                           34,923       52,482
Operating equipment                                                             24,577       47,021
Furniture and fixtures                                                           3,519        3,657
Capital leases                                                                   1,400        5,127
Aircraft                                                                         3,955        4,250
--------------------------------------------------------------------------- ------------ -----------
                                                                              $ 78,911    $ 127,542
Less accumulated depreciation and amortization                                  19,311       28,836
--------------------------------------------------------------------------- ------------ -----------
                                                                                59,600       98,706
Land                                                                           246,560      283,800
--------------------------------------------------------------------------- ------------ -----------
Property, equipment and
  leasehold improvements, net                                                 $306,160    $ 382,506
--------------------------------------------------------------------------- ------------ -----------

(6) INTANGIBLE AND OTHER ASSETS

(a) Contract and Lease Rights

The Company and its subsidiaries manage certain parking facilities which are owned, leased or managed by an unrelated parking services company. Pursuant to these arrangements, the Company made an initial payment and guarantees additional annual payments through the term of the respective agreement. Such additional payments are included in the future minimum payments discussed (Note
11). Such additional payments may increase in the event parking revenues exceed certain thresholds over the term of the agreement. In the event of a location termination, the guaranteed additional annual payments referred to above are to be reduced on a predetermined basis.


Contract and lease rights and accumulated amortization are as follows (in thousands):

                                                                      September 30,
                                                                      1997       1998
                                                                   ---------- ---------
    Contract and lease rights                                        $56,900   $71,403
    Less accumulated amortization                                      5,013     8,931
    -------------------------------------------------------------- ---------- ---------
    Contract and lease rights, net                                   $51,887  $ 62,472
    -------------------------------------------------------------- ---------- ---------

(b) Goodwill

Goodwill at September 30, 1997 and 1998 consists of (in thousands):

                                                                           September 30,
                                                                       1997            1998
                                                                     --------       ---------

    Excess of purchase price over net assets acquired                $ 67,013       $ 298,082

    Less accumulated amortization                                       1,585           9,912
    -------------------------------------------------------------- -------------- -------------
    Goodwill, net                                                    $ 65,428       $ 288,170
    -------------------------------------------------------------- -------------- -------------

(c) Other assets

Included in other assets are unamortized balances related to non-competition agreements of $875,000 at September 30, 1997 and $1.8 million at September 30, 1998.


(7) INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS AND JOINT VENTURES

The following tables reflect the financial position and results of operations for the partnerships and joint ventures as of September 30, 1997 and 1998, and for the three years ended September 30, 1998 (in thousands):

                                                           Investment in and
                                                           Accumulated Losses                  Advances to
                                                           In Partnerships and               Partnerships and
                                                              Joint Ventures                  Joint Ventures
                                                          1997              1998           1997          1998
                -------------------------------------- ----------------- ------------- ------------- -------------
                Civic Parking, LLC                        $ 45,421          $ 14,907       $   --        $   --
                Commerce Street Joint Venture                 (868)             (872)         743           721
                Larimer Square Parking Associates            1,015             1,007        2,394         2,212
                12 West 48th Street, LLC                        --             8,585           --            --
                Lodo Parking Garage                          1,270             1,230           --            --
                Arizona Stadium Parking Garage LLC           1,500             1,505           --            --
                CPS Mexico                                     472               976        2,103         2,313
                157166 Canada, Inc.                          1,154             1,091        1,201         1,138
                Other                                        1,587             5,523        1,012            40
                -------------------------------------- ----------------- ------------- ------------- -------------
                                                          $ 51,551          $ 33,952       $7,453        $6,424
                -------------------------------------- ----------------- ------------- ------------- -------------

                                                                    Equity in
                                                                 Partnerships and                  Joint Venture
                                                               Joint Ventures Earnings                  Debt
                                                            1996        1997         1998        1997         1998
                -------------------------------------- ------------ ------------ ----------- ------------ ------------
                Civic Parking, LLC                         $  --       $2,877       $2,383     $     --     $ 59,709
                Commerce Street Joint Venture                400          504          602        7,606        7,346
                Larimer Square Parking Associates             22           59          103        3,554        3,334
                12 West 48th Street, LLC                      --           --          548           --           --
                Lodo Parking Garage                           77          126          145           --           --
                Arizona Stadium Parking Garage LLC            --           --          230        1,800        1,976
                CPS Mexico                                   153          514          505           --           --
                157166 Canada, Inc.                           --           (3)          (4)          --           --
                Other                                        (11)         161          734        4,524        4,481
                -------------------------------------- ------------ ------------ ----------- ------------ ------------
                                                           $ 641       $4,238       $5,246     $ 17,484     $ 76,846
                -------------------------------------- ------------ ------------ ----------- ------------ ------------


    (a) Civic Parking, LLC
             As explained in Note 2, the Company acquired its 50% joint venture ownership in Civic Parking during the fiscal year ended September 30, 1997. The Company's results of operations include 50% of Civic Parking's net earnings from January 1, 1997 to September 30, 1997, and the net earnings from October 1, 1997 to September 30, 1998. The four parking garages are located in St. Louis, Missouri and contain retail spaces.

             In March 1998, Civic obtained financing with a financial institution for $60 million. Civic distributed the loan proceeds to its shareholders, and as a result, Central Parking received net proceeds of $30.3 million from this transaction, which reduced the Company's carrying value of its investment in partnerships and joint ventures. Unaudited summary information for Civic Parking is as follows (in thousands):



                                                                                    September 30,
                                                                               1997            1998
                                   -------------------------------------- ----------------- ------------------
                                    Financial position:

                                      Land, property and equipment, net      $ 90,925       $  89,124
                                      Cash                                      1,669           1,662
                                      Other assets                                175             108
                                      Liabilities                                (768)        (60,932)
                                   -------------------------------------- ----------------- ------------------
                                   Net assets                                $ 92,001       $  29,962
                                   -------------------------------------- ----------------- ------------------

                                                                             January 1,       Year ended
                                                                          to September 30,   September 30,
                                                                                1997             1998
                                   -------------------------------------- ----------------- ------------------
                                   Results of operations:
                                      Revenue                                  $7,668          $  9,241
                                      Cost of operations                        2,458             4,649
                                   -------------------------------------- ----------------- ------------------
                                   Net earnings                                $5,210          $  4,592
                                   Distributions to Central Parking            $3,680          $ 32,910
                                   -------------------------------------- ----------------- ------------------

(b) Commerce Street Joint Venture
             Realty has a 50% interest in a joint venture that owns a parking complex in Nashville, Tennessee. The complex consists of the original parking garage and retail space (the "Original Facility") and an addition to the parking garage (the "Addition") constructed several years after the completion of the Original Facility.

             The joint venture financed the Original Facility with industrial development bonds in the original principal amount of $8,600,000 (the "Series A Bonds") issued by The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County (the "Metro IDB"). The Metro IDB holds title to the Original Facility, which it leases to the joint venture under a lease expiring in 2016. The lease of the Original Facility obligates the venture to make lease payments corresponding to principal and interest payable on Series A Bonds and provides the venture with an option to purchase the Original Facility at any time by paying the amount due under the Series A Bonds and making a nominal purchase payment to the Metro IDB. The joint venture refinanced the Series A Bonds in 1994 to achieve more favorable interest rate terms. The outstanding principal amount of Series A Bonds is reflected in the above table at September 30, 1997 and 1998.

             Also included in investments in and advances to partnerships and joint ventures are the Series B Bonds purchased in April 1994 relating to the Commerce Street Joint Venture in the amounts of $760,000 and $743,000 at September 30, 1997 and 1998, respectively. The Bonds require monthly interest and principal payments at the index rate (prime) plus 250 basis points (11% at September 30, 1998) through 2009. The minimum interest rate is 9.5% and the maximum interest rate is 12%. The Bonds are secured by a mortgage on the project which is subordinate to the industrial development bonds. The remainder of the Series B Bonds are owned by the other joint venture partner.

(c) Larimer Square Parking Associates
             In October 1994, the Company acquired a 50% interest in a joint venture to construct a parking complex in Denver, Colorado. The complex, which was completed in February 1996, was constructed and financed by the joint venture partners. The Company invested $991,000 in the joint venture and loaned the joint venture $1,100,000 in the form of a construction note, bearing interest at 9.5%, which was converted to a term note in August 1996, following completion of the project. An additional $1,430,000 was loaned by the Company which will be repaid through sales tax and property tax revenues by the Denver Urban Renewal Authority at an interest rate of 10%. The Company manages the parking facility for the venture.

 (d)     12 West 48th Street, LLC
             In connection with the Kinney acquisition, the Company acquired a 40% interest in a limited liability company which owns and operates a garage and two adjacent buildings in New York City. Kinney's carrying value of $4.4 million was adjusted by $3.8 million to reflect the estimated fair value of the partnership's underlying net assets.

(e) Lodo Parking Garage, LLC

             In March 1995, the Company acquired a 50% interest in a joint venture which holds a parking complex in Denver, Colorado. The Company invested $1.4 million in the joint venture and manages the parking facility for the joint venture.

(f) Arizona Stadium Parking Garage, LLC
             The Company owns a 50% interest in a joint venture which constructed the Arizona Diamondback Stadium Parking Garage. The Company operates this parking facility for the joint venture.

(g) CPS Mexico, Inc.
             The Company holds 50% interest in a Mexican joint venture which manages and leases various parking structures in Mexico. The Company also has advanced $2.1 and $2.3 million at September 30, 1997 and 1998, respectively, to the affiliate. These loans bear interest between 10% and 15% and require principal payments over various terms through 2001.

(h) 157166 Canada, Inc.
             In September 1988, the Company acquired a 50% interest in a Canadian joint venture which holds a parking facility in Montreal, Quebec. The Company operates this parking facility for the joint venture.

(8) LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt presented in the accompanying consolidated balance sheet includes an unsecured credit facility ("Credit Facility") which would have expired February 11, 2003. The Credit Facility originally provided for an aggregate availability of up to $300 million, consisting of a five-year $200 million revolving credit facility, including a sub-limit of $25 million for standby letters of credit, and a $100 million term loan. The Credit Facility bore interest until June 30, 1998 at a rate of LIBOR plus 1.25%. On June 30, 1998 the interest rate on the Credit Facility and the commitment fee on the unused portion reverted to a grid pricing based upon the achievement of various financial ratios. The Credit Facility contained certain covenants including those that required the Company to maintain certain financial ratios, restrict further indebtedness, and limit the amount of dividends payable. On March 18, 1998, the Company completed offerings of equity and convertible trust issued preferred securities, from which the Company obtained $195.6 million in net proceeds. The Company repaid and terminated the $100 million term loan with proceeds from these offerings. The amount outstanding under the Company's Credit Facility as of September 30, 1998 was $48.2 million, with an interest rate of 6.5% (LIBOR plus 75 basis points). The weighted average interest rate was 6.88% for the period the Credit Facility was outstanding. At September 30, 1998, the Company had $147.1 million available on the Credit Facility. The amount available is adjusted to reflect letters of credit outstanding of $4.8 million. In addition, certain contractual obligations were collateralized by irrevocable letters of credit in the amount of $3.5 million at September 30, 1998. The Credit Facility was repaid with proceeds from the New Credit Facility described below.

The Company's previous credit facility, which was unsecured, was scheduled to expire January 31, 2000. Credit available under the prior facility amounted to $120 million. As of September 30, 1997 the Company had $70.8 million outstanding, and $48.0 million available for borrowing, under the credit facility. The average interest rate for the period during which the Company had debt outstanding, beginning December 31, 1996, was 7.1% and the interest rate at September 30, 1997 was 6.7%. Commitment fees for the unused portion of the credit facility approximated 0.25% of the unused balance.

In October 1996, Allright entered into a credit agreement for the purpose of financing the purchase of Allright Corporation. Additionally, in October 1996, Allright defeased all of its Industrial Development Revenue Bonds (IRBs) in the amount of $17,892,093 and recorded an extraordinary loss of $1,534,000. At June 30, 1997 and 1998, $15,800,000 and $15,515,000, respectively, of the IRBs remain outstanding in a trust secured by U.S. Treasury bills which were used to defease these instruments. The credit facility was obtained in two tranches with two sub-portions to the first tranche. The first tranche, sub-part A of $30 million, bore an annual interest rate of one month LIBOR plus 3.00% through October 30, 1998, and LIBOR plus 3.25% thereafter. The first tranche, sub-part B of $125 million bore an annual interest rate of LIBOR plus 3.00% through October 31, 1998, and LIBOR plus 3.25% thereafter. The second tranche, of $30 million, bore an annual interest rate of 12.25% up to October 30, 1998, and 12.5% thereafter. All tranches were set to mature October 30, 1999. These obligations were repaid upon consummation of the Merger from proceeds of the New Credit Facility, described below. In connection with the repayment of such amounts, the Company recognized an extraordinary loss of $1.5 million, ($1.0 million net of tax).

Allright obtained a revolving line of credit (Permitted Acquisition Loan) with a maximum borrowing capacity of $75,000,000, maturing October 30, 1999. At June 30, 1997 and 1998, borrowing capacity available under the Permitted Acquisition Loan was approximately $62,497,000 and $43,740,000, respectively. The Permitted Acquisition Loan provides for interest per annum equal to LIBOR plus 3.75 percent on outstanding borrowings.

On March 5, 1998, Allright obtained a revolving line of credit and letter of credit agreement (Bank One Loan) with a maximum borrowing capacity of $5,100,000, maturing October 1, 1999. At June 30, 1998, borrowing capacity available under the Bank One Loan was $3,813,000. The Bank One Loan provides for interest for interest per annum equal, at the Company option, to either the Prime Rate of interest or Libor plus 2.75 percent on outstanding borrowings.

The CSFB term loans and Permitted Acquisition Loan are secured by substantially all of Allright's assets. The Bank One Loan is collateralized by a piece of Allright's property.

In addition to the Credit Facility, the Company also has several notes payable outstanding totaling $4.9 million, which are secured by related real estate and equipment and bear interest at rates ranging from 6.1% to 10.0%. These balances mature from dates in 1998 to 2006. Future maturities under notes payable are as follows (in thousands):

                                                         Year ended
                                                        September 30,
                                                       ---------------------------------- -----------
                                                              1999                        $  1,032
                                                              2000                         219,457
                                                              2001                           1,089
                                                              2002                             793
                                                              2003                          48,857
                                                                 Thereafter                  3,457
                                                       ---------------------------------- -----------
                                                                                          $274,685
                                                       ---------------------------------- -----------

In connection with the Kinney acquisition, the Company assumed an agreement whereby a parking structure and the corresponding land upon which it sits are leased under a long-term arrangement. The parking structure is accounted for as a capital lease, and the underlying land is accounted for as an operating lease. The original agreement called for lease payments over a twenty-year term at a 17.4% interest rate. In connection with purchase accounting, the carrying value of the related obligation was recorded at fair value. The carrying amount of the capital lease obligation at September 30, 1998 was $9.2 million, bearing interest at a rate of 8.0% per annum and requiring monthly payments of approximately $167,000 per month. The operating lease requires a payment of approximately $183,000 per month. The lease agreements run through December 2003.

The future minimum lease payments under these capital lease obligations include the following are as follows (in thousands):


                                   Year ended
                                   September 30,
                                   --------------------------------------------------------------
                                        1999                                            $   5,423
                                        2000                                                5,381
                                        2001                                                5,554
                                        2002                                                4,799
                                        2003                                                4,748
                                        Thereafter                                          2,334
                                   ---------------------------------------------------- ----------
                                                                                           28,239

                                        Less interest portion at rates ranging from
                                        6.1% to 10%                                       (16,724)
                                        Less current portion                               (1,849)
                                   ---------------------------------------------------- ----------
                                                                                        $   9,666
                                   ---------------------------------------------------- ----------

On March 19, 1999, Central Parking established a new credit facility providing for an aggregate of up to $400 million (the "New Credit Facility") consisting of a five-year $200 million revolving credit facility including a sublimit of $25 million for standby letters of credit, and a $200 million five-year term loan. The principal amount of the term loan shall be repaid in quarterly payments of $12.5 million commencing June 30, 2000 and continuing until the loan is repaid. The New Credit Facility bears interest at either prime rate plus 0.5% or LIBOR plus a margin of 1.12% through June 19, 1999 thereafter reverts to a grid based pricing based upon the Company achieving certain financial ratios. The New Credit Facility contains certain covenants including those that require Central Parking to maintain certain financial ratios, restrict further indebtedness and limit the amount of dividends paid. Central Parking used the New Credit Facility to replace Central Parking's previous credit facility and to refinance the existing debt of Allright Holdings, Inc.

(9) CONVERTIBLE TRUST ISSUED PREFERRED SECURITIES OFFERINGS

On March 18, 1998, the Company created Central Parking Finance Trust ("Trust") which completed a private placement of 4,400,000 shares at $25.00 per share of 5.25% convertible trust issued preferred securities ("Preferred Securities") pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Preferred Securities represent preferred undivided beneficial interests in the assets of Central Parking Finance Trust, a statutory business trust formed under the laws of the State of Delaware. The Company owns all of the common securities of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 5.25% Convertible Subordinated Debentures ("Convertible Debentures") of the Company due 2028. The net proceeds to the Company from the Preferred Securities private placement were $106.5 million. Each Preferred Security is entitled to receive cumulative cash distributions at an annual rate of 5.25% (or $1.312 per share) and will be convertible at the option of the holder thereof into shares of Company common stock at a conversion rate of
0.4545 shares of Company common stock for each Preferred Security (equivalent to $55.00 per share of Company common stock), subject to adjustment in certain circumstances. The Preferred Securities do not have a stated maturity date but are subject to mandatory redemption upon the repayment of the Convertible Debentures at their stated maturity (April 1, 2028) or upon acceleration or earlier repayment of the Convertible Debentures.

The Company's consolidated balance sheets reflect the Preferred Securities of the Trust as company-obligated mandatorily redeemable convertible securities of subsidiary holding solely parent debentures.


(10) SHAREHOLDERS' EQUITY

(a) Recapitalization

As of September 29, 1995, the Board of Directors and shareholders of the Company approved a plan of recapitalization which was effective immediately prior to the effectiveness of the Company's initial public offering of common stock on October 10, 1995. Under the plan of recapitalization, the Company authorized the issue of 1,000,000 shares of preferred stock and 30,000,000 shares of common stock. At the February 28,1997 Annual Meeting, shareholders approved an increase in the authorized common stock to 50,000,000 shares. The Class A Preferred, nonvoting common and voting common shares issued and outstanding as of the effective date of the plan of recapitalization, were canceled and exchanged for common stock (split adjusted) as follows:

                                                                   Number of  Number of
                                                                   Canceled    Shares
     Class                                                          Shares     Issued
     -----------------------------------------------------------------------------------
     A-1 Preferred                                                    3,100       65,200
     A-2 Preferred                                                    5,200      125,775
     A-3 Preferred                                                    5,000      121,764
     A-4 Preferred                                                    2,650       62,316
     Nonvoting Common                                             1,040,223   11,449,463
     Voting Common                                                  850,500   11,233,482
     -----------------------------------------------------------------------------------
                                                                   1,906,673  23,058,000
     ===================================================================================

For purposes of calculating the exchange ratio for recapitalization, the Company utilized $10.00 (adjusted for the stock splits) as the price per share of the Company's common stock. Weighted average common shares and net earnings per common share for all years presented have been adjusted to reflect the recapitalization and subsequent stock splits.

(b) Initial Public Offering

On October 10, 1995, the Company completed an initial public offering of common stock in which 2,796,750 shares were sold by the Company for net proceeds of $20.0 million.

(c) Secondary stock offering

On March 13, 1998, the Company completed a secondary public offering of common stock in which 2,137,500 shares were sold which generated net proceeds to the Company of $89.1 million.

(d) Stock Splits

On November 21, 1997 the Company's Board of Directors approved a three-for-two stock split which was effected on December 12, 1997. On March 19, 1996 the Company effected a three-for-two stock split. All share and per share amounts have been adjusted to reflect both stock splits.

(e) Warrants

In connection with Allright's acquisition of Allright Corporation, warrants to purchase 1,177 shares of Allright common stock at $0.01 exercise price were issued. The fair value of the warrants on the date of grant, estimated at $1,177,000, was recorded as additional purchase consideration in the formation of Allright. As a result of the Merger, such warrants represent rights to acquire 103,148 shares of Central Parking common stock.

(f) Earnings Per Share

Effective October 1, 1997, the Company adopted the provisions of SFAS No. 128. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Earnings per share for all periods presented have been calculated and presented in accordance with SFAS No. 128.

The following tables set forth the computation of basic and diluted earnings per share:

                                       Year Ended                    Year Ended                       Year Ended
                                   September 30, 1996              September 30, 1997               September 30, 1998
                            Income     Common                Income     Common                Income     Common
                           Available   Shares    Per-share  Available   Shares    Per-share  Available   Shares   Per-share
                           ($000's)    (000's)     Amount    (000's)    (000's)    Amount    (000's)    (000's)    Amount
------------------------- ---------- ----------- ---------- ---------- ---------- --------- --------- ---------- ----------

Basic earnings per
  share before
  extraordinary item         $13,836     25,762    $  0.54   $18,686     30,070    $  0.62   $26,145     34,618    $  0.76

Effects of dilutive stock
  and options:

Stock option plan and             --        112         --        --        210       (.01)       --        474      (0.02)
  warrants

Restricted stock plan             --        127      (0.01)       --        185                   --         --        172

Deferred stock unit plan          --         --         --        --         --         --        --          9         --


Employee stock
  Purchase plan                   --         41         --        --         47         --        --         39         --

---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per
  share before
  extraordinary item         $13,836     26,042    $  0.53   $18,686     30,512    $  0.61   $26,145     35,312    $  0.74
---------------------------------------------------------------------------------------------------------------------------

Weighted average common shares used for the computation of basic earnings per share excludes certain common shares issued pursuant to the Company's restricted stock plan and deferred compensation agreement, because under the related agreements the holder of restricted stock will forfeit such shares if certain employment or service requirements are not met. The effect of the conversion of the company-obligated mandatorily redeemable securities of the subsidiary trust has not been included in the diluted earnings per share calculation since such securities were anti-dilutive. At September 30, 1998, such securities were convertible into 2,000,000 shares of common stock.

(11) OPERATING LEASE COMMITMENTS

The Company and its subsidiaries conduct a portion of their operations on leased premises under operating leases expiring at various dates through 2101. Lease agreements provide for minimum payments and contingent payments based upon a percentage of revenue or a combination of both. Certain locations additionally require the Company and its subsidiaries to pay real estate taxes and other occupancy expenses.

Future minimum rental commitments under operating leases are as follows (in thousands):

                                          Year Ended
                                        September 30,
                                        ---------------------------------------------------------------
                                             1999                                          $  182,365
                                             2000                                             150,767
                                             2001                                             126,096
                                             2002                                             101,425
                                             2003                                              86,442
                                        Thereafter                                            451,849

                                        --------------------------------------------------- -----------
                                              Total future operating  lease commitments    $1,098,944
                                        --------------------------------------------------- -----------

Included in the future minimum rental commitments under operating leases are aggregate payments of $74.9 million resulting from commitments incurred under the agreement described in Note 6(a).

Rental expense for all operating leases was as follows (in thousands):

                                                                      Year ended September 30,
                                                                   1996          1997         1998
                                      ----------------------- ------------- ------------ ------------
                                      Rentals:
                                        Minimum                  $ 38,882      $105,882     $202,709
                                        Contingent                 19,330        36,131       60,989
                                      ----------------------- ------------- ------------ ------------
                                          Total rentexpense      $ 58,212      $142,013     $263,698
                                      ------------------------ ------------- ------------ ------------

(12) INCOME TAXES

Income tax expense consists of the following (in thousands):

                                                                                   Year Ended September 30,
                                                                                    1996      1997        1998
                                                                               ---------- ----------- -----------
Current:
 Federal                                                                       $  5,585   $   9,940   $   13,593
 Jobs credit, net of federal tax benefit                                             --         (98)        (247)

-----------------------------------------------------------------------------------------------------------------
       Net federal current tax expense                                            5,585       9,842       13,346
  State                                                                             639       1,940        3,251
  Non-U.S                                                                           423         894          999

-----------------------------------------------------------------------------------------------------------------
                                                                                  6,647      12,676       17,596
Deferred:
  Federal and state                                                                 585         366        2,780
  Non-U.S.                                                                           --         (31)          (3)

-----------------------------------------------------------------------------------------------------------------
                                                                                    585         335        2,777
-----------------------------------------------------------------------------------------------------------------
Total income tax expense from continuing operations                            $  7,232   $  13,011   $   20,373
-----------------------------------------------------------------------------------------------------------------

Total income taxes are allocated as follows (in thousands):

                                                                                     Year Ended September 30,
                                                                                  1996        1997        1998
-----------------------------------------------------------------------------------------------------------------
Income tax expense from continuing operations                                   $  7,232   $  13,011   $  20,373
Extraordinary Item                                                                    --        (502)         --

Acquisition related expenses for tax purposes in excess of amounts
  recognized for financial reporting purposes                                         --      (1,423)     (1,467)
Shareholders' equity, for compensation expense for tax
  purposes in excess of amounts recognized for financial
  reporting purposes                                                                (310)       (213)       (568)
============================================================================== =========== =========== ==========
Total income taxes                                                              $  6,922   $  10,873   $  18,338
============================================================================== =========== =========== ==========

Provision has not been made for U.S. or additional foreign taxes on approximately $2,863,000, $11,918,000 and $12,068,000 at September 30, 1996,
1997, and 1998, respectively, of undistributed earnings of foreign subsidiaries, as those earnings are intended to be permanently reinvested.

A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings before income taxes and extraordinary item is summarized as follows (in thousands):

                                                                                  Year Ended September 30,
                                                                     1996                  1997                  1998
                                                                  $         %           $          %          $          %
------------------------------------------------------------- -------- ----------- ---------- ---------- ---------- -----------
U.S. Federal statutory rate on earnings before income taxes   $ 7,164     34.0%     $ 11,094     35.0%    $ 16,281     35.0%
State and city income taxes, net of federal income tax            422      2.0         1,296      4.1        2,113      4.5
benefit
Jobs credits, net of federal tax benefit                           --       --           (98)    (0.3)        (247)    (0.5)
Tax-exempt interest income                                       (312)    (1.5)          (88)    (0.3)        (100)    (0.2)
Nondeductible goodwill amortization                                --       --           524      1.7        2,598      5.6
Other                                                             (42)    (0.2)          283      0.8         (272)    (0.6)
------------------------------------------------------------- -------- ----------- ---------- ---------- ---------- -----------
Income tax expense from continuing operations                 $ 7,232     34.3%     $ 13,011     41.0%    $ 20,373     43.8%
------------------------------------------------------------- -------- ----------- ---------- ---------- ---------- -----------

Sources of deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                                           September 30,
                                                                                          1997         1998
                       ----------------------------------------------------------------------------------------
                        Deferred tax assets:
                          Deferred compensation expense                                 $  5,885     $  6,182
                          Accrued expenses and reserves                                    1,294          873
                          Prepaid expenses                                                   197          333
                          Charitable contribution of property                              3,080        1,922
                          Net operating loss carry forwards                               18,417       19,990
                          Capitalized leases                                                  --        2,554
                          Tax credit carry forwards                                           --          587
                          Deferred and capitalized expenses                                  380        3,866
                         Amortization of management contracts                                 --          702
                          Other                                                              172          462
                       ----------------------------------------------------------------------------------------
                       Total gross deferred tax assets                                    29,425       37,471
                       Deferred tax liabilities:
                          Deferred tax gain on sales of properties                        (1,230)      (1,367)
                          Deferred installment gain on sale of property                   (2,062)      (2,019)
                          Timing differences in recognition of partnership earnings         (482)        (702)
                          Property, plant and equipment, due to differences in
                            depreciation and purchase business combinations              (44,129)     (47,923)
                          Other                                                             (436)        (446)
                       ----------------------------------------------------------------------------------------
                       Total gross deferred tax liabilities                              (48,339)     (52,457)
                       Valuation allowance on net operating loss carry forwards          (17,124)     (17,363)
                       ----------------------------------------------------------------------------------------
                       Net deferred tax liabilities                                     $(36,038)    $(32,349)
                       ========================================================================================

As of September 30, 1998, the Company has U.S. net operating loss carry forwards of approximately $45,934,000 which expire between 2002 and 2013. The ability of the Company to fully utilize these net operating losses is limited due to changes in ownership of the companies which generated these losses. These limitations have been considered in determining the deferred tax asset valuation allowance shown above. Management believes that it is more likely than not that the results of operations will generate sufficient taxable income to realize deferred tax assets after giving consideration to the valuation allowance. The valuation allowance has been provided for loss carry forwards for which recoverability is not deemed to be more likely than not.

(13) EMPLOYEE BENEFIT PROGRAMS

(a) Stock Plans

In August 1995, the Board of Directors and shareholders approved a stock plan for key personnel, which included a stock option plan and a restricted stock plan. Under this plan, incentive stock options, as well as nonqualified options and other stock-based awards, may be granted to officers, employees and directors. A total of 1,417,500 common shares have been reserved for issuance under these two plans combined. Options representing 678,403 shares are outstanding under this plan at September 30, 1998. Options are granted with an exercise price equal to the fair market value at the date of grant and generally expire ten years after the date of grant. At September 30, 1998, 276,863 shares had been issued through the restricted stock plan. Expense related to the vesting of restricted stock is recognized by the Company over the vesting period.

In August 1995, the Board of Directors and shareholders also approved a stock plan for directors. This plan provides for the grant, upon each director's initial election, of options to purchase 11,250 shares to each non-employee director. In addition, each non-employee director who has served for a minimum of six months on the last day of each fiscal year will receive additional options to purchase 4,500 shares on that date. A total of 225,000 shares have been reserved for issuance under the plan. Options to purchase 135,500 shares are outstanding under this plan at September 30, 1998.

The Company also has an Employee Stock Purchase Plan which began April 1, 1996, under which 450,000 shares of common stock have been reserved for issuance. The plan allows participants to contribute up to 10% of their normal pay (as defined in the Plan) to a custodial account for purchase of the Company's common stock. Participants may enroll or make changes to their enrollment annually, and they may withdraw from the plan at any time by giving the Company written notice. Employees purchase stock annually following the end of the plan year at a price per share equal to the lesser of 85% of the closing market price of the common stock on the first or the last trading day of the plan year. At September 30, 1998, 107,432 shares had been issued under this plan.

As part of the transactions effecting the formation of Allright in October 1996, management of the Allright Corporation was granted an effective interest equal to $5,500,000. $1,650,000 of this commitment was granted in October 1996, with the remainder to be issued as directed by and subject to limitations established by Allright's board of directors.

Effective January 1, 1998, the Allright 1998 Employee Stock Option Plan (the "1998 Incentive Plan") authorized 3,850 shares of common stock to be available for awards. The 1998 Incentive Plan is intended in part, as a vehicle by which Allright's board of directors could fulfill the commitment made to management of Allright Corporation, the predecessor company. Effective May 20, 1998, 1,605 incentive stock options (ISOs) were issued to management of Allright to purchase 1,605 shares of Allright's common stock at a price of $1,700 per share. Under the terms of the award, at the time of exercise, a special cash bonus shall be paid equal to the number of shares of common stock for which the ISO has been exercised times $1,700 per share. In connection with the merger, these options were converted into options to purchase 140,657 shares of Central Parking common stock. One-third of the ISOs vested on May 20, 1998, one -third on January 1, 1999, and the remaining third will vest on January 1, 2000. The ISOs expire January 1, 2008.

In February 1997, stock options to purchase 2,917 shares of Allright's common stock were granted to an executive of Allright at an option price per share above market on the date of grant. Vesting commenced on March 1, 1997, with such options vesting at the rate of 61 shares per month. In connection with the merger, these options were converted into options to purchase 255,636 shares of Central Parking common stock.

In July 1997, stock options to purchase 740 shares of common stock were granted to an executive of Allright at an option price per share above market on the date of grant. The options vest 25 percent on July 25, 1998, 1999, 2000 and 2001. In connection with the Merger, these options were converted into options to purchase 64,851 shares of Central Parking common stock.

Based on the terms in the respective agreements, all options to acquire Allright's common stock outstanding at June 30, 1998 accelerated at various rates due to the consummation of the Merger between Allright and Central Parking.

The following table summarizes the transactions pursuant to the Company's stock option plans for the last three fiscal years:

                                                                      Number       Option Price
                                                                     of Shares    Range Per Share
-------------------------------------------------------------------------------------------------
Outstanding at September 30, 1995                                           --                --
        Granted                                                        449,250   $8.00 to $21.67
        Exercised                                                       89,175             $8.00
        Canceled                                                        40,650             $8.00
-------------------------------------------------------------------------------------------------
 Outstanding at September 30, 1996                                     319,425   $8.00 to $21.67
-------------------------------------------------------------------------------------------------
        Granted                                                        537,609  $12.55 to $30.50
        Exercised                                                       45,525             $8.00
        Canceled                                                        18,000            $21.25
-------------------------------------------------------------------------------------------------
 Outstanding at September 30, 1997                                     793,509   $8.00 to $30.50
-------------------------------------------------------------------------------------------------
        Granted                                                        587,155  $19.40 to $51.06
        Exercised                                                       52,370   $8.00 to $22.50
        Canceled                                                        53,250  $21.25 to $43.44
-------------------------------------------------------------------------------------------------
 Outstanding at September 30, 1998                                   1,275,044   $8.00 to $51.06
-------------------------------------------------------------------------------------------------

At September 30, 1998, options to purchase 732,568 shares were exercisable.

The Company accounts for these plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, no compensation cost has been recognized. If compensation cost for these plans had been determined consistent with SFAS No. 123, "Accounting for Stock-Based-Compensation", the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:

                                                                      Year Ended September 30,
                                                                  1996        1997          1998
                                                               -----------------------------------

As reported:
     Net income (in thousands)                                   $ 13,836    $ 18,686     $ 26,145
     Basic earnings before extraordinary item per share              0.54        0.62         0.76
     Diluted earnings before extraordinary item per share            0.53        0.61         0.74

Pro Forma - SFAS 123
     Net income (in thousands)                                   $ 12,840    $ 10,672     $ 20,996
     Basic earnings before extraordinary item per share              0.50        0.35         0.61
     Diluted earnings before extraordinary item per share            0.49        0.35         0.59

The estimated weighted average fair value of the options granted were $3.60 for 1996 option grants, $16.34 for 1997 option grants and $13.41 for 1998 option grants using the Black-Scholes option pricing model with the following assumptions: dividend yield based on historic dividend rates at the date of grant, volatility of 35%, risk free interest based on the treasury bill rate of 10 year instruments at the date of grant, and an expected life of ten years for all grants.


(b) Profit Sharing Plan

The Company has a profit-sharing plan for domestic employees to which employer contributions are at the discretion of the Board of Directors. Voluntary after-tax contributions not in excess of 10% of compensation may be made by non-highly compensated employees.

Eligible employees, 20 years or older, may become a participant in the plan after one year of continuous service, if the employee was employed prior to reaching age 65. An employee's interest in the plan vests after two years at the rate of 20% each year, so that the employee is fully vested at the end of seven continuous years of service.

Employer expense associated with this plan was $971,000, $1,136,000 and $1,400,000 in years 1996, 1997, and 1998, respectively.

A trusteed noncontributory profit-sharing plan covered substantially all employees of Allright. Contributions under the plan were based on 5% of consolidated pretax income from parking operations, as adjusted as specified in the plan, and approximated $680,000 for the period from October 31, 1996 through June 30, 1997 and $1,398,000 for the year ended June 30, 1998.

(c) Incentive Compensation Agreements

The Company has incentive compensation agreements with certain key employees. Participating employees receive an annual bonus based on profitability of the operations for which they are responsible. Incentive compensation expense is accrued during the year based upon management's estimate of amounts earned under the related agreements. Incentive compensation under all such agreements was approximately $4,371,000, $5,160,000, and $5,775,000 in years 1996, 1997 and
1998, respectively.

(d) Deferred Compensation Agreements

The Company has a deferred compensation agreement with the President and Chief Operating Officer of the Company in which the officer is entitled to receive upon retirement, payments in an aggregate amount equal to 5% of the increase in the Company's cumulative after tax profits since September 30, 1983. Upon the closing of the Company's initial public offering, the Company and the officer modified the existing agreement by issuing to the officer 267,750 shares of restricted common stock under the Company's restricted stock plan. Further, the officer may be entitled to receive additional shares of restricted common stock until his normal retirement or, if earlier, the date of termination of his employment, in an amount determined by a formula based upon the Company's performance over such period. If the officer voluntarily terminates his employment with the Company before his normal retirement, or if the Company terminates his employment for cause, all shares of stock received and to be received under the restricted stock plan are to be forfeited. The market value of the restricted stock at the date of issuance was $670,000 greater than the Company's deferred compensation liability. Accordingly, the Company recorded deferred compensation expense in its shareholders' equity, which is being amortized ratably over the remaining expected term of the officer's employment. If it is determined that additional shares are to be issued under the agreement, the Company will recognize compensation expense, spread ratably over the remaining expected term of the officer's employment, equivalent to the market value of such shares, subject to future market fluctuations prior to the issuance of such shares.

The Company has a deferred compensation agreement that entitles the Chairman and Chief Executive Officer to annual payments of $500,000 for a period of ten years following his termination, for any reason other than death, in exchange for a covenant not to compete. Thereafter, the officer is entitled to annual payments of $300,000 until his death and, in the event his wife survives him, she is entitled to annual payments of $300,000 until her death. The Company recognizes annual compensation expense pursuant to this agreement equivalent to the increase in the actuarially determined future obligation under the agreement.

Compensation expense associated with these agreements was approximately $412,000, $88,000, and $330,000 in fiscal years 1996, 1997 and 1998, respectively.

Agreements with certain former key executives of Allright provide for aggregate annual payments ranging from $20,000 to $144,000 per year for periods ranging from 10 years to life, beginning when the executive retires or upon death or disability. Under certain conditions, the amount of deferred benefits can be reduced. Life insurance contracts with a face value of approximately $9,288,000 have been purchased to fund, as necessary, the benefits under these agreements. The cash surrender value of the life insurance contracts is approximately $900,000 and $1,135,000 at June 30, 1997 and June 30, 1998, respectively, and is included in other noncurrent assets. The plan is a nonqualified plan and is not subject to ERISA funding requirements. Net pension costs for 1997 and 1998 were $316,000 and $494,000, respectively. At June 30, 1998, Allright had recorded a potential liability of $7.6 million for accrued pension costs associated with this plan. The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 7% for the period from October 31, 1996, through June 30, 1997 and the year ended June 30, 1998.

(e) Deferred Unit Plan

On December 19, 1996, the Board of Directors approved the adoption of the Company's Deferred Stock Unit Plan. Under the plan, certain key employees have the opportunity to defer the receipt of certain portions of their cash compensation, instead receiving shares of common stock following certain periods of deferral. Approximately nine key employees will be eligible to participate in the plan. The plan is administered by a committee, appointed by the board of directors of the Company consisting of at least two non-employee "outside" directors of the Company.

The Company reserved 375,000 shares of common stock for issuance under the 1996 Deferred Stock Unit Plan. Participants may defer up to 50% of their salary. As of September 30, 1998 $490,207 of compensation has been deferred under this plan.

(f) Severance Agreements

Allright entered into a severance agreement with the President and Chief Operating Officer providing for a severance payment to him in cash or stock, at the Company's election, in an amount currently equal to three weeks of his total compensation for each year of employment with the Company, upon the termination of his employment with the Company for any reason other than fraud or malfeasance. In addition, Allright has agreements with several employees which call for severance payments in the event of termination.

(g) Employment Agreements

In connection with the merger, the Company entered into certain employment and management continuity agreements with certain key employees, Included in merger costs at March 31, 1999 is $8.0 million related to such employment agreements. Under such agreements, certain payments will be made which are contingent upon continued employment through certain dates. Payments that were required prior to and concurrent with the consummation of the merger have been included in merger costs for the quarter ended March 31, 1999. Payments to be made in future periods, subject to attaining the employment periods, total approximately $3.6 million.


(14) RELATED PARTIES

The Company leases two properties from an entity 50% owned by the Company's chairman for $290,000 per year for a 10-year term and pays percentage rent to the entity. Total rent expense, including percentage rent, was $290,000, $354,000, and $442,000 in 1996, 1997 and 1998, respectively. The Company will receive 25% of the gain in the event of a sale of these properties during the term of the lease pursuant to the lease agreements. Management believes that such transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated persons.

(15) CONTINGENCIES

The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not materially affect the financial position, operations, or liquidity of the Company. The Company maintains liability insurance coverages for individual claims in excess of various dollar amounts, subject to annual aggregate limits.

In connection with the initial formation of Allright, Nedinco Delaware Incorporated ("Nedinco") and Hang Lung Development Company Ltd. agreed to indemnify Allright for certain costs and liabilities incurred in connection with or arising out of Allright's predecessor's operations prior to October 31, 1996. As a result of the indemnification, expenses related to items covered by the indemnification are being paid directly by Nedinco.

(16) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments made for interest and income taxes were as follows (in thousands):


                                                             Year Ended September 30,
                                                          1996          1997         1998
                                                      ------------- ------------ -------------
Interest                                                 $    --      $ 14,837     $ 27,516
Income taxes                                             $ 7,209      $ 12,231     $ 17,901


(17) BUSINESS SEGMENTS

The Company's business activities consist of domestic and foreign operations. Foreign operations are conducted primarily in the United Kingdom, with segments in Canada and Malaysia. The Company also conducts business through joint ventures in Mexico, Germany, and Spain. Revenues attributable to foreign operations were less than 10% of consolidated revenues for each of fiscal years 1996, 1997 and 1998. Further, with the exception of the United Kingdom, there are no countries that account for 10% or greater of total foreign revenues. Therefore, the Company includes all foreign operations in a single reporting segment.

A summary of information about the Company's operations by segments is as follows (in thousands):

                                                                      Year Ended September 30,
                                                                 1996          1997            1998
------------------------------------------------------------------------------------------------------
Total revenues:
   Domestic                                                   $ 128,631     $ 312,719      $ 566,472
   Foreign                                                       13,175        26,218         33,927
------------------------------------------------------------------------------------------------------
   Consolidated                                               $ 141,806     $ 338,937      $ 600,399
======================================================================================================
Operating earnings:
   Domestic                                                   $  15,873     $  37,798      $  68,140
   Foreign                                                        1,059         2,628          3,512
------------------------------------------------------------------------------------------------------
   Consolidated                                               $  16,932     $  40,426      $  71,652
======================================================================================================

Earnings before income taxes and extraordinary item:
  Domestic                                                    $  19,748     $  28,858      $  42,801
  Foreign                                                         1,320         2,839          3,717
------------------------------------------------------------------------------------------------------
  Consolidated                                                $  21,068     $  31,697      $  46,518
======================================================================================================

                                                                                 September 30,
                                                                              1997           1998
------------------------------------------------------------------------------------------------------
Identifiable assets:
  Domestic                                                                 $ 587,594      $ 935,210
  Foreign                                                                     11,099         18,812
------------------------------------------------------------------------------------------------------
Consolidated                                                               $ 598,693      $ 954,022
======================================================================================================


(18) SUBSEQUENT EVENTS

Allied Parking. On October 1, 1998, Allright purchased from Allied Parking, Inc. ("Allied") four leases relating to parking facilities in New York City, with remaining lease terms ranging from 2006 to 2029 for approximately $14.2 million. Allied agreed to lease to Allright two more lots for 19 years, each in exchange for a note receivable of $4.9 million, secured by an assignment of rents. Allright also purchased the right to use the "Allied Parking" name for $835,000.


On November 8, 1998, Allright purchased six additional leases from Allied Parking with maturities ranging from 1999 to 2008 for $5.1 million. Allright also purchased the right to use the "Allied Parking" name associated with these leases for $300,000.

On May 10, 1999, the Company entered into a definitive agreement to purchase a parking facility that is being developed in Chicago by a wholly owned subsidiary of Prime Group Realty Trust (NYSE: PGE). The purchase price is approximately $37.3 million. The garage will have a total of 1,018 parking spaces as well as 4,200 square feet suitable for retail. Under the terms of the agreement, the purchase will occur upon completion of the parking facility, which is expected in the latter part of 2000.

During April 1999 the Company purchased an additional lease from Allied Parking with a lease term through 2020 for $3.0 million. Allright also purchased the right to use the "Allied Parking" name associated with these as part of the purchase price.

On May 28, 1999, the Company purchased the remaining 60% interest in a partnership which operates a parking facility in New York City for $23.2 million in cash. The Company previously owned 40% of the partnership. The previous partner will continue to manage the garage for the next 7 years.

In connection with the Allright Merger, the Company incurred in the quarter ended March 31, 1999, $27.3 million of merger related expenses on a pre-tax basis. The Company anticipates approximately $10.2 million of additional expenses related to the Allright merger, which will be recognized when incurred in subsequent quarters. Included in this total is approximately $3.6 million of amounts to be paid to certain Allright employees under retention and employment agreements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS
                For the three months ended December 31, 1998 and
                                December 31, 1997

OVERVIEW

The Company operates parking facilities under three types of arrangements: leases, fee ownership, and management contracts.

On March 19, 1999, Central Parking completed a merger with Allright Holdings, Inc. ("Allright"). The transaction constituted a tax-free reorganization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Refer to the accompanying notes to the consolidated condensed financial statements.

Parking revenues consist of Central Parking Corporation and subsidiaries ("Central Parking" or the "Company") revenues from leased and owned facilities. Cost of parking relates to both leased and owned facilities and includes rent, payroll and related benefits, depreciation (if applicable), maintenance, insurance, and general operating expenses.

Parking revenues from owned properties amounted to $15.3 million and $9.4 million for the three months ended December 31, 1998 and December 31,1997, respectively. Owned properties parking revenues, as a percentage of parking revenues, accounted for 9.7% and 8.7% in the three months ended December 31, 1999 and 1998, respectively. Ownership of parking facilities, either independently or through joint ventures, typically requires a larger capital investment than managed or leased facilities but provides maximum control over the operation of the parking facility and the greatest profit potential of the three types of operating arrangements. As the owner, all changes in owned facility revenue and expense flow directly to the Company. Additionally, the Company has the potential to realize benefits of appreciation in the value of the underlying real estate if the property is sold. Central Parking assumes complete responsibility for all aspects of the property, including all structural, mechanical, or electrical maintenance or repairs and property taxes.

Parking revenues from leased facilities amounted to $142.4 million and $98.3 million for the first three months of fiscal 1999 and 1998, respectively. Leased properties parking revenues, as a percentage of parking revenues, accounted for 90.3% and 91.3% in the three months ending December 31, 1998 and 1997, respectively. Leases generally provide for a contractually established payment to the facility owner, which is either a fixed annual amount, a percentage of gross revenues, or a combination thereof. As a result, Central Parking's revenues and profits in its lease arrangements are dependent upon the performance of the facility. Leased facilities require a longer commitment and a larger capital investment by Central Parking than managed facilities but generally provide a more stable source of revenue and a greater opportunity for long-term revenue growth. Under its leases, the Company is typically responsible for all facets of the parking operations, except for structural, mechanical, or electrical maintenance or repairs, or property taxes. Lease arrangements are typically for terms of three to ten years, with renewal options.

Management contract revenues amounted to $22.9 million and $13.6 million for the three months ended December 31, 1998 and 1997, respectively. Management contract revenues consist of management fees (both fixed and percentage of revenues) and fees for ancillary services such as insurance, accounting, equipment leasing, and consulting. The cost of management contracts includes insurance premiums and claims and other indirect overhead. The Company's responsibilities under a management contract as a facility manager include hiring, training, and staffing parking personnel, and providing collections, accounting, record keeping, insurance, and facility marketing services. In general, Central Parking is not responsible under its management contracts for structural, mechanical, or electrical maintenance or repairs, or for providing security or guard services or for paying property taxes. The typical management contract is for a term of one to three years and generally is renewable for successive one-year terms, but is cancelable by the property owner on short notice.

The Company's clients have the option of obtaining insurance on their own or having Central Parking provide insurance as part of the services provided under the management contract. Because of its size and claims experience, the Company can purchase such insurance at discounts to comparable market rates and, management believes, at lower rates than the Company's clients can generally obtain on their own. Accordingly, Central Parking generates profits on the insurance provided under its management contracts.

As of December 31, 1998, Central Parking operated 1,960 parking facilities through management contracts, leased 2,575 parking facilities, and owned 266 parking facilities, either independently or in joint venture with third parties.

Three Months Ended December 31, 1998 Compared to Three Months Ended December 31,
--------------------------------------------------------------------------------
1997
----

Parking revenues for the first quarter of fiscal 1999 increased to $157.7 million from $107.7 million in the first quarter of fiscal 1998, an increase of $50.1 million, or 46.5%. Of the $50.1 million increase, $34.0 million resulted from the acquisitions of Kinney, Turner and Sterling's 251 leased and owned locations. The remaining increase of $16.1 million, resulted from the net addition of 196 leased and owned locations over the same period last year as well as a combination of rate increases and higher utilization of parking spaces at existing facilities. During the previous quarter, the Company converted four previously leased locations to a management agreement. This conversion reduced parking revenues by $3.3 million in the first quarter of fiscal 1999 as compared to the same quarter of fiscal 1998. Revenues from foreign operations amounted to $8.3 million and $8.4 million, for the quarters ended December 31, 1998 and 1997, respectively.

Management contract revenues for the first quarter of fiscal 1999 increased to $22.9 million from $13.6 million in the first quarter of fiscal 1998, an increase of $9.3 million or 68.8%. Of the $9.3 million increase, $2.9 million resulted from the addition of 417 management locations through the acquisitions of Kinney, Turner, Sterling, and National. The remaining increase of $6.4 million is attributed to the net addition of 388 management contracts and increased management fees on existing locations.

Cost of parking in the first quarter of 1999 increased to $129.0 million from $89.1 million in the first quarter of 1998, an increase of $39.9 million or 44.8%. Rent expense increased $23.4 million from the first quarter of 1998 to the first quarter of 1999, principally as a result of new locations from acquisitions.. Payroll increased $8.3 million from the quarter ended December 31, 1998 over the same period in 1999, principally as a result of new locations from acquisitions and increases on existing locations. Cost of parking as a percentage of parking revenues decreased to 81.8% in the first quarter of fiscal 1999 from 82.6% in fiscal first quarter 1998. This decrease was attributable to lower operating costs associated with facilities acquired with Kinney, as well as the Company's conversion of four previously leased locations to a management agreement, which reduced costs of parking by $2.3 million in the first quarter of fiscal 1999 as compared to the same quarter of fiscal 1998.

Cost of management contracts in fiscal first quarter 1999 increased to $5.6 million from $3.3 million in the comparable period in 1998, an increase of $2.3 million or 73.4%. The increase in cost reflects higher insurance claims, in total, and as a percentage of management contract revenue, and higher employment taxes associated with the increase in the number of managed facilities. Cost of management contracts as a percentage of management contract revenue increased to 24.6% for the first fiscal quarter 1999 from 23.9% for the same period in 1998.

General and administrative expenses excluding amortization of goodwill increased to $19.7 million for the first quarter of fiscal 1999 from $13.4 million in fiscal first quarter 1998, an increase of $6.3 million or 46.8%. The increase is primarily attributable to the purchase of Kinney and the increased administrative activities associated with the Kinney operations. General and administrative expenses, as a percentage of revenues, were 10.9% for the first quarter of fiscal 1999 compared to 11.1% for the first quarter of fiscal 1998.

Goodwill and non-compete amortization for the first quarter of fiscal 1999 increased to $2.9 million from $889 thousand in fiscal first quarter 1998, an increase of $2.0 million, as a result of the Sterling, CPS of Louisiana, Turner, and Kinney acquisitions.

Interest income increased to $1.1 million for the first quarter of fiscal 1999 from $839 thousand in the first quarter of fiscal 1998, an increase of $281 thousand, or 31.0%. The increase in interest income is a result of larger balances in notes receivable outstanding during the quarter.

Interest expense and dividends on Company-obligated mandatorily redeemable convertible securities of a subsidiary trust increased to $9.0 million for the first quarter of fiscal 1999 from $6.9 million in the first quarter of fiscal 1998.

The increase in interest expense was primarily attributable to higher outstanding balances on the Company's credit facilities. The weighted average balance outstanding under such credit facilities and convertible securities was $392.2 million during the quarter ended December 31, 1998, at a weighted average interest rate of 7.9% compared to $275.1 million during the quarters ended December 31, 1997 at an average interest rate of 8.9%.

Income taxes increased to $6.5 million for the first quarter of fiscal 1999 from $4.2 million in the first fiscal quarter in 1998, an increase of $2.3 million or 55.0%. The effective tax rate for the first fiscal quarter 1999 was 39.2% compared to 43.0% for the 1998 quarter. The increase in the effective tax rate is attributable to a combination of decreasing interest income on tax-exempt investments, an increase in non-tax deductible goodwill amortization, and an increase in effective state tax rates.

Liquidity and Capital Resources
-------------------------------

Operating activities for the three months ended December 31, 1998 provided net cash of $4.0 million, compared to $13.5 million of cash provided by operating activities for the three months ended December 31, 1997. Net earnings of $10.1 million and depreciation and amortization of $9.1 million, partially offset by increases in management accounts receivables, prepaid expenses and other assets, and decreases in accounts payable account for the majority of the cash provided by operating activities during the first quarter of 1999. Net earnings of $5.5 million, depreciation and amortization of $4.9 million, increases in notes and accounts receivable of $1.9 million, and increases in income tax payable account for the majority of the cash provided by operating activities.

Investing activities for the three months ended December 31, 1998 used net cash of $40.2 million, compared to $17.9 million for the same period in 1997. Purchase of property, equipment, leasehold improvements, and contract rights of $35.4 million and investment in notes receivable of $4.9 million account for the majority of the cash used by investing activities during the first quarter 1999. Purchase of property, equipment, and leasehold improvements of $6.7 million and acquisitions of companies of $12.3 million, partially offset by proceeds from sales of property of $2.1 million account for the majority of the cash used by investing activities in the first quarter of 1998.

Financing activities for the three months ended December 31, 1998 provided net cash of $15.7 million, compared to $7.0 million provided in the same quarter of the previous year. Proceeds from issuance of notes payable of $15.3 million during the three months ended December 31, 1998 accounts for the majority of the cash provided by financing activities. Net borrowings under revolving credit agreements of $6.6 million account for the majority of cash provided by financing activities during the three months ended December 31, 1997.

Depending on the timing and magnitude of the Company's future investments (either in the form of leased or purchased properties, joint ventures, or acquisitions), the working capital necessary to satisfy current obligations is anticipated to be generated from operations and from Central Parking's New Credit Facility (described below) over the next twelve months. In the ordinary course of business, Central Parking is required to maintain and, in some cases, make capital improvements to the parking facilities it operates; however, as of December 31, 1998, Central Parking had no material outstanding commitments for capital expenditures related to current operations except as discussed below. If Central Parking identifies investment opportunities requiring cash in excess of Central Parking's cash flows and the New Credit Facility, Central Parking may seek additional sources of capital, including the sale or issuance of Central Parking common stock or convertible securities, or amending the New Credit Facility to obtain additional indebtedness. Central Parking's ability to raise additional capital by issuing additional shares of common stock is limited as a result of the registration rights agreement entered into in connection with the merger with Allright Holdings, Inc. ("Allright"). The registration rights agreement provides certain limitations and restrictions upon Central Parking's ability to issue new shares of Company common stock. While Central Parking does not expect this limitation to affect its working capital needs, it could have an impact on Central Parking's ability to complete significant acquisitions.

Future Cash Commitments
-----------------------

On May 10, 1999, the Company entered into a definitive agreement to purchase a parking facility that is being developed in Chicago by a wholly owned subsidiary of Prime Group Realty Trust (NYSE: PGE). The purchase price is approximately $37.3 million. The garage will have a total of 1,018 parking spaces as well as 4,200 square feet suitable for retail. Under the terms of the agreement, the purchase will occur upon completion of the parking facility, which is expected in the latter part of 2000.

During April 1999 the Company purchased an additional lease from Allied Parking with a lease term through 2020 for $3.0 million. Allright also purchased the right to use the "Allied Parking" name associated with these as part of the purchase price.

On May 28, 1999, the Company purchased the remaining 60% interest in a partnership which operates a parking facility in New York City for $23.2 million in cash. The Company previously owned 40% of the partnership. The previous partner will continue to manage the garage for the next 7 years.

In connection with the Allright Merger, the Company incurred in the quarter ended March 31, 1999, $27.3 million of merger related expenses on a pre-tax basis. The Company anticipates approximately $10.2 million of additional expenses related to the Allright merger, which will be recognized when incurred in subsequent quarters. Included in this total is approximately $3.6 million of amounts to be paid to certain Allright employees under retention and employment agreements.


New Credit Facility
-------------------

On March 19, 1999, Central Parking established a new credit facility providing for an aggregate of up to $400 million (the "New Credit Facility") consisting of a five-year $200 million revolving credit facility including a sublimit of $25 million for standby letters of credit, and a $200 million five-year term loan. The principal amount of the term loan shall be repaid in quarterly payments of $12,500,000 commencing June 30, 2000 and continuing until the loan is repaid. The New Credit Facility bears interest at either prime rate plus 0.5% or LIBOR plus a margin of 1.12% through June 19, 1999 thereafter reverts to a grid based pricing based upon the Company achieving certain financial ratios. The New Credit Facility contains certain covenants including those that require Central Parking to maintain certain financial ratios, restrict further indebtedness and limit the amount of dividends paid. Central Parking used the New Credit Facility to replace Central Parking's previous credit facility and to refinance the existing debt of Allright Holdings, Inc. The amount outstanding under the Company's New Credit Facility as of March 31, 1999 is $319 million, with a weighted average interest rate of 6.065% for the period from March 19, 1999 through March 31, 1999.

The Company had previously established a credit facility (the "Previous Credit Facility") providing for an aggregate availability of up to $300 million, consisting of a five-year $200 million revolving credit facility, including a sub-limit of $25 million for standby letters of credit, and a $100 million term loan. The $100 million term loan was repaid with proceeds from debt and equity offerings completed in March 1998, and the remaining balance of the revolving credit facility was repaid with proceeds from the New Credit Facility.

In October 1996, Allright entered into a credit agreement for the purpose of financing the purchase of the predecessor company. The credit facility was obtained in two tranches with two sub-portions to the first tranche. The first tranche, sub-part A of $30 million, bore an annual interest rate of one month LIBOR plus 3.00% through October 30, 19998, and LIBOR plus 3.25% thereafter. The first tranche, sub-part B of $125 million bore an annual interest rate of LIBOR plus 3.00% through October 31, 1998, and LIBOR plus 3.25% thereafter. The second tranche, of $30 million, bore an annual interest rate of 12.25% up to October 30, 1998, and 12.5% thereafter. All tranches were set to mature October 30, 1999. These obligations were repaid upon consummation of the Merger from proceeds of the New Credit Facility.

CONVERTIBLE TRUST ISSUED PREFERRED SECURITIES AND EQUITY OFFERINGS

On March 18, 1998, the Company completed an offering of 2,137,500 shares of common stock. The Company received net proceeds from the offering of $89.1 million. Concurrent with the common stock offering, the Company created the Trust which completed a private placement of 4,400,000 shares at $25.00 per share of 5.25% convertible trust issued preferred securities pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Preferred Securities represent preferred undivided beneficial interests in the assets of Central Parking Finance Trust, a statutory business trust formed under the laws of the State of Delaware. The Company owns all of the common securities of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 5.25% Convertible Subordinated Debentures ("Convertible Debentures") of the Company due 2028. The net proceeds to the Company from the Preferred Securities private placement were $106.5 million. Each Preferred Security is entitled to receive cumulative cash distributions at an annual rate of 5.25% (or $1.312 per share) and will be convertible at the option of the holder thereof into shares of Company common stock at a conversion rate of 0.4545 shares of Company common stock for each Preferred Security (equivalent to $55.00 per share of Company common stock), subject to adjustment in certain circumstances. The Preferred Securities do not have a stated maturity date but are subject to mandatory redemption upon the repayment of the Convertible Debentures at their stated maturity (April 1, 2028) or upon acceleration or earlier repayment of the Convertible Debentures. The proceeds of the equity and preferred security offerings were used to repay indebtedness.

The Company's consolidated balance sheets reflect the Preferred Securities of the Trust as company-obligated mandatorily redeemable convertible securities of subsidiary whose sole assets are convertible subordinated debentures of the Parent.

Year 2000
---------

The Company has considered the impact of Year 2000 issues on its computer systems and applications and has developed remediation plans. These plans are part of the Company's ongoing business strategies to incorporate advanced technologies in its information systems, and were contemplated in advance of Year 2000 issues. The expenditures for system upgrades will be accounted for as regular capital expenditures and will be depreciated over their estimated useful lives of 3 - 5 years. The ongoing expenses of training and testing are expensed as they are incurred. The Company has spent in excess of approximately
$6.0 million upgrading its computer information systems in accordance with its plans for technological enhancement. Such expenditures are not material to the Company's operations or liquidity. Based on tests and other information, Central Parking has concluded that the upgraded information systems that have been installed are Year 2000 compliant. The Company believes that subsequent systems being contemplated will also be Year 2000 compliant. System hardware and software that in management's estimation are not Year 2000 compliant have been fully depreciated. Central Parking is in the process of testing newly installed systems to determine their compliance with Year 2000 issues, and, while testing is not yet complete, the Company believes that all such systems are Year 2000 compliant. Management believes that it has enough time to fully test and foresee all significant remaining Year 2000 issues on its information systems and, therefore, does not have any other contingency plan in place for such systems.

Central Parking uses some fee calculation devices that compute parking fees and statistical data, and also automate the ingress and egress control mechanisms at certain parking facilities. Based on contracts with the vendors of such equipment, Central Parking, expects them to make available reasonably priced upgrades to address Year 2000 issues. Central Parking believes that less than 20% of its operations have fee calculation devices with any Year 2000 issues with regard to carrying out its parking business. However, the vendors have given no assurance that such fee computation devices will be Year 2000 compliant on any given date before December 31, 1999. In the event remediation is not complete at any of these sites prior to the Year 2000, and a failure of such equipment were to occur due to processing incompatibilities in the Year 2000, manual override systems are in place at all locations. Given the limited technology required to operate such facilities, management believes all material operations could adequately be performed manually. Such contingency plans are currently deployed in the events of power failures or other business interruptions at locations where these devices are located.

Certain property management systems are not currently Year 2000 compliant, however, alternative systems are being implemented and tested that will adequately address the Year 2000 issue. The Company believes all such systems will be fully Year 2000 compliant by December 1999. In the event such systems are not completely installed, or are not Year 2000 compliant, the Company has manual back up systems that will adequately perform all material fuctions.

Central Parking is communicating, by means of Year 2000 questionnaires, with each of its major vendors to determine third party compliance with Year 2000 issues. Although Central Parking cannot require its vendors to respond, follow-up with each party is being conducted to try and determine and resolve any Year 2000 issues. Central Parking is also requiring all vendors to warrant that all software and hardware purchased by Central Parking is fully Year 2000 compliant. While Central Parking does not expect to be materially affected by any third party's Year 2000 issues, no assurance can be given that a third party's failure to adequately address their Year 2000 issues could not materially effect Central Parking's business or financial results.

Mergers and Acquisitions
------------------------

ALLRIGHT HOLDINGS, INC.

On March 19, 1999, Central Parking Corporation (the "Company" or "Central Parking") completed a merger ("the Merger") in which Allright Holdings, Inc. ("Allright"), merged with a wholly owned subsidiary of the Company. Approximately 7.0 million shares of Central Parking stock, and approximately 0.5 million options and warrants to purchase such common stock of Central Parking were exchanged for all of the outstanding shares of common stock and options warrants to purchase common stock of Allright. Allright was one of the largest parking services companies in the United States with revenues of approximately $217.2 million for the fiscal year ended June 30, 1998.

The transaction constituted a tax-free reorganization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Allright as if it had been part of Central Parking from the date of Allright's inception, October 31, 1996. Refer to the accompanying notes to the consolidated condensed financial statements.

The Company incurred $27.3 million of merger related expenses on a pretax basis in the quarter ended March 31, 1999 that were reported as operating expenses. Included in these costs are approximately $18.2 million in professional fees; comprised of investment banking, legal, accounting, and consulting fees; $8.0 million related to Allright employment agreements, and the balance of $1.1 million in travel, supplies, printing, and other out-of-pocket expenses. In connection with the Merger, Allright entered into certain employment and management continuity agreements. Under such agreements, certain payments will be made which are contingent upon continued employment through certain dates. Payments that were required upon consummation of the merger have been included in merger costs in the quarter ended March 31, 1999. Additional, payments to be made in future periods, subject to attaining the employment periods, total approximately $3.6 million.

Prior to the Central Parking/Allright Merger, Allright's fiscal year ended June
30. In recording the business combination, Allright's fiscal year-end has been restated to reflect a September year-end to conform to Central Parking's fiscal year-end. There were no material transactions between Central Parking and Allright prior to the Merger. Certain reclassifications have been made to Allright's historical financial statements to conform to Central's presentation.

As a result of restating financial information of both companies to conform to Central Parking's fiscal year-end, and to provide for comparability of operations, the quarter ending September 30, 1998 for Allright has been recorded directly to stockholders equity, and is not included in year-to-date information presented in the accompanying consolidated financial statements.

The results of operations and cash flows from Allright for that quarter were as follows: (in thousands)


         Results of Operations                               Cash Flows from:
         ---------------------                               ----------------
     Total revenue                   $59,167        Operating activities      $   1,142
     Earnings before tax                 244        Investing activities         (4,552)
     Income tax                          264        Financing activities         14,659
     Net loss                            (20)



ALLIED PARKING

    On October 1, 1998, Allright purchased from Allied Parking, Inc. ("Allied Parking") four leases relating to parking facilities in Manhattan, with maturities ranging from 2006 to 2029 for approximately $14.2 million. Allied agreed to lease to Allright two more lots for 19 years each in exchange for a prepaid lease payment of $4.9 million. Allright also purchased the right to use the "Allied Parking" name for $835,000.

    On November 8, 1998, Allright purchased six additional leases from Allied Parking with maturities ranging from 1999 to 2008 for $5.1 million. Allright also purchased the right to use the "Allied Parking" name associated with these leases for $300,000.

CENTRAL PARKING SYSTEM OF LOUISIANA, INC.

    Central Parking has historically owned 50% of CPS-Louisiana and on March 30, 1998, purchased the remaining 50% from Property Service Corporation for $2.5 million in Central Parking common stock (52,631 shares). CPS-Louisiana manages and operates leased parking facilities, manages and operates parking facilities owned or leased by other parties, and provides financial and other advisory services.

KINNEY SYSTEM HOLDING CORP.

    On February 12, 1998, Central Parking acquired Kinney, a privately held company headquartered in New York City. Kinney has been in the parking business for over 60 years. In addition to enhancing the Company's presence in New York City, Kinney increased Central Parking's presence in a number of other major metropolitan areas such as Boston, Philadelphia and Washington, D.C. and broadened its geographic coverage in the following nine states:
    Connecticut, Florida, Kentucky, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, and Virginia. Kinney provides both self-parking and valet parking services, and provides parking related services such as facility design and development and consulting services.

    Kinney operated 403 parking facilities containing approximately 168,800 spaces, including approximately 76,700 in the New York City metropolitan area, 42,800 in Boston, 31,100 in Philadelphia and 10,300 in Washington, D.C. At the time of the acquisition, Kinney's facility mix was comprised of 225 leased sites, 170 managed sites and 8 owned sites. The parking facilities operated by Kinney include Yankee Stadium, the Waldorf-Astoria, Port Authority Bus Terminal, World Financial Center, and the General Motors Building in New York City, The Ritz-Carlton-Boston, Government Center in Boston, Spectrum-Philadelphia, and the Four Seasons Hotel of Washington, D.C.

    Consideration for the Kinney acquisition was approximately $208.8 million, including $171.8 million in cash, including transaction fees and other related costs, and $37.0 million (882,422 shares) in Central Parking common stock. In connection with this transaction, Central Parking assumed $10.3 million in capital leases, refinanced $24.2 million in existing Kinney debt and assumed $4.6 million of Kinney debt. Central Parking financed the Kinney acquisition through borrowings under the Company's credit facility, and ultimately from the issuance of Central Parking common stock and Central Parking obligations pursuant to the Trust Issued Preferred Securities.

NATIONAL GARAGES, INC.

    On December 1, 1997, Allright purchased substantially all of the assets of National Garages, Inc. ("National"), a privately owned parking company based in Detroit, which operates 210 facilities located primarily in the Midwestern United States. The purchase price of approximately $3.7 million was paid in cash and financed through working capital and $2.2 million in debt under on Allright's previous revolving line of credit.

EDISON RESTRUCTURING AGREEMENT

    In connection with the Merger, Allright entered into a Restructuring Agreement with Edison Parking Management L.P., which required Allright to contribute an additional $11.7 million to the limited partnership and modify certain other related agreements. The Partnership then loaned such amounts back to Allright.

                           Central Parking Corporation
                      Consolidated Condensed Balance sheets
                                    Unaudited


Dollar amounts in thousands
                                                                             September 30,   December 31,
                                                                                 1998             1998
                                                                             -----------     -----------
          Assets
          ------
Current assets:
     Cash and cash equivalents                                               $    39,495     $    30,391
     Management accounts receivable                                               19,847          28,946
     Accounts and current portion of notes receivable - other                     14,921          24,609
     Prepaid expenses                                                             22,695          33,109
     Deferred income taxes                                                           545             545
     Refundable income taxes                                                       1,266           3,194
                                                                             -----------     -----------

          Total current assets                                                    98,769         120,794

Investments at amortized cost                                                      5,087           5,152
Notes receivable, less current portion                                            46,524          49,257
Property, equipment, and leasehold improvements, net                             382,506         394,059
Contract and lease rights, net                                                    62,472          81,865
Goodwill, net                                                                    288,170         285,626
Investment in partnership and joint ventures                                      40,376          40,172
Other assets                                                                      30,118          39,153
                                                                             -----------     -----------

                                                                             $   954,022     $ 1,016,078
                                                                             ===========     ===========

          Liabilities and Shareholders' Equity
          ------------------------------------
Current liabilities:
     Current portion of long-term and capital lease obligations                    2,881         252,804
     Accounts payable                                                             54,918          72,096
     Accrued payroll and related costs                                            16,908          13,118
     Accrued expenses                                                             27,403          15,199
     Management accounts payable                                                  26,611          29,657
     Income tax payable                                                              945           5,611
                                                                             -----------     -----------
          Total current liabilities                                              129,666         388,485

Long-term debt and capital lease obligations                                     283,319          77,604
Deferred rent                                                                     14,875          14,878
Deferred compensation                                                             11,359          11,958
Deferred income taxes                                                             32,894          32,636
Minority interest                                                                 23,103          21,991
Other Liabilities                                                                  6,892           6,679
                                                                             -----------     -----------

          Total liabilities                                                       502,108         554,231

Company-obligated mandatorily redeemable convertible securities
     of subsidiary holding solely parent debentures                              110,000         110,000

Shareholders' equity:
     Common stock, $.01 par value, 50,000,000 shares authorized,
         36,534,700 and 36,521,550 issued and outstanding, respectively              366             366
     Additional paid-in capital                                                  256,405         256,662
     Foreign currency translation adjustment                                        (150)           (164)
     Retained earnings                                                            85,795          95,471
     Deferred compensation on restricted stock                                      (502)           (488)
                                                                             -----------     -----------

          Total shareholders' equity                                             341,914         351,847
                                                                             -----------     -----------


                                                                             $   954,022     $ 1,016,078
                                                                             ===========     ===========



See accompanying notes to consolidated condensed financial statements

                           Central Parking Corporation
                  Consolidated Condensed Statements of Earnings
                                    Unaudited

  Dollar amounts in thousands, except per share data

                                                            Three Months Ended December 31,
                                                                   1997         1998
                                                                ---------     ---------
Revenues:
     Parking                                                    $ 107,661     $ 157,724
     Management contract                                           13,594        22,941
                                                                ---------     ---------
              Total revenues                                      121,255       180,665

Costs and expenses:
     Cost of parking                                               89,091       129,036
     Cost of management contracts                                   3,252         5,638
     General and administrative                                    13,424        19,701
     Goodwill and non-compete amortization                            889         2,900
                                                                ---------     ---------
              Total costs and expenses                            106,656       157,275
                                                                ---------     ---------

              Operating earnings                                   14,599        23,390

Other income (expenses):
     Interest income                                                  839         1,121
     Interest expense                                              (6,904)       (7,562)
     Dividends on Company-obligated mandatorily redeemable
         convertible securities of a subsidiary trust                   -        (1,396)
     Net losses on sales of property and equipment                    (38)          (85)
     Minority interest                                                (72)          (78)
     Equity in partnership and joint venture earnings               1,243         1,186
                                                                ---------     ---------
              Other (expenses), net                                (4,932)       (6,814)
                                                                ---------     ---------

              Earnings before income taxes                          9,667        16,576

              Income taxes                                          4,152         6,437
                                                                ---------     ---------

              Net earnings                                      $   5,515     $  10,139
                                                                =========     =========

Basic earnings per share                                        $    0.17     $    0.28
Diluted earnings per share                                      $    0.17     $    0.27


See accompanying notes to consolidated condensed financial statements
                                          Central Parking Corporation

                 Consolidated Condensed Statement of Cash Flows

Dollar amounts in thousands

                                                                                                    Three Months Ended December 31,
                                                                                                           1997        1998
                                                                                                       --------      --------
Cash flows from operating activities:
     Net earnings before extraordinary income                                                          $  5,515      $ 10,139
     Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation                                                                                     3,122         4,801
         Amortization of goodwill and non-compete                                                           889         2,900
         Amortization of contract and lease rights, straight-line rent,
              deferred financing and other                                                                  911         1,434
         Equity in partnership and joint venture earnings                                                (1,243)       (1,186)
         Distributions from partnerships and joint ventures                                               1,312         1,253
         Net gain on sales of property and equipment                                                         38            85
         Deferred income tax                                                                                412          (258)
         Minority interest                                                                                   72            78
         Changes in operating assets and liabilities, net of effects of acquisition of companies:
              (Increase) decrease in management accounts receivable                                        (157)      (11,559)
              (Increase) decrease in notes and accounts receivable - other                                1,921        (2,833)
              (Increase) decrease in prepaid expenses                                                    (2,337)       (4,677)
              (Increase) decrease in prepaid and refundable income taxes                                  2,154          (273)
              (Increase) decrease in other assets                                                          (329)       (3,045)
              Increase (decrease) in accounts payable, accrued expenses
                and deferred compensation                                                                   647        (9,737)
              Increase (decrease) in management accounts payable                                         (1,321)       12,242
              Increase (decrease) in income taxes payable                                                 1,971         4,666
                                                                                                       --------      --------
         Net cash provided by operating activites                                                        13,577         4,030
                                                                                                       --------      --------

Cash flows from investing activities:
     Proceeds from sales of property and equipment                                                        2,121           203
     Investments in notes receivable                                                                         --        (4,928)
     Purchase of property, equipment, and leasehold improvements                                         (6,666)      (13,297)
     Purchase of contract rights and lease rights                                                          (245)      (22,140)
     Investment in and advances to partnerships, joint ventures and
         unconsolidated subsidiaries                                                                         90            11
     Acquisitions of companies, net of cash acquired                                                    (12,258)           --
     Purchase of investments                                                                                (71)          (65)
     Proceeds from maturities of investments                                                               (849)           --
                                                                                                       --------      --------
         Net cash used by investing activites                                                           (17,878)      (40,216)
                                                                                                       --------      --------

Cash flows from financing activities:
     Dividends paid                                                                                        (395)         (444)
     Net borrowings under revolving credit agreement, net of issuance costs                               6,550         2,300
     Capital contributions                                                                                1,500            32
     Proceeds from issuance of notes payable, net of issuance costs                                       1,389        15,330
     Principal repayments on notes payable and capital leases                                            (2,216)       (1,746)
     Proceeds from issuance of common stock and exercise of stock options, net                              207           193
         Net cash provided by financing activities                                                        7,035        15,665
                                                                                                       --------      --------

Foreign currency translation                                                                                 78           168
                                                                                                       --------      --------
         Net increase (decrease) in cash and cash equivalents                                             2,812       (20,353)
Cash and cash equivalents at beginning of period                                                         17,308        50,744
                                                                                                       --------      --------
Cash and cash equivalents at end of period                                                             $ 20,120      $ 30,391

Non-cash transactions:
     Issuance of restricted stock                                                                      $     --      $     24
Effects of acquisitions:
     Estimated fair value of assets acquired                                                           $  4,246      $     --
     Purchase price in excess of the net assets acquired                                                 20,258            --
     Estimated fair value of liabilities assumed in acquisition                                         (11,064)           --
                                                                                                       --------      --------
     Cash paid                                                                                           13,440            --
     Less cash acquired                                                                                  (1,182)           --
                                                                                                       --------      --------
     Net cash paid for acquisition                                                                     $ 12,258             $
                                                                                                       ========      ========


CENTRAL PARKING CORPORATION
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation
---------------------

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant inter-company transactions have been eliminated in consolidation. Operating results for the three months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1999. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended September 30, 1998 (included in the Company's Annual Report on Form 10-K and as restated for the merger with Allright Holdings, Inc. as filed on Form 8 K/A). Certain items have been restated to conform to current year presentation and the merger with Allright.

Mergers and Acquisitions
------------------------

Allright Holdings, Inc. On March 19, 1999, Central Parking Corporation (the "Company" or "Central Parking") completed a merger ("the Merger") in which Allright Holdings, Inc. ("Allright"), merged with a wholly owned subsidiary of the Company. Approximately 7.0 million shares of Central Parking stock, and approximately 0.5 million options and warrants to purchase such common stock of Central Parking were exchanged for all of the outstanding shares of common stock and options and warrants to purchase common stock of Allright. Allright was one of the largest parking services companies in the United States with revenues of approximately $217.2 million for the fiscal year ended June 30, 1998.

The transaction constituted a tax-free reorgainization and has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Accordingly, Central Parking's financial statements have been restated to reflect the combined results of operations financial position and cash flows of Central Parking and Allright as if Allright had been part of Central Parking since Allright's inception date of October 31, 1996. Prior to the consummation of the merger, Allright's fiscal yearend was June 30. The accompanying consolidated condensed balance sheet at December 31, 1998, and the related consolidated condensed statements of earnings and cash flows for the three month period then ended, reflects the combined balances of Central Parking and Allright as of December 31, 1998 and for the three months then ended. The accompanying consolidated condensed balance sheet at September 30, 1998 reflects the combined balances of Central Parking at such date and of Allright as of June 30, 1998. The consolidated condensed statements of earnings and cash flows for the three-month period ended December 31, 1997 reflects the combined balances of Central Parking for such period and the balances of Allright for the three months ended September 30, 1997.

There were no material transactions between Central Parking and Allright prior to the Merger. Certain reclassifications have been made to Allright's historical financial statements to conform to Central's presentation.

As a result of restating financial information of both companies to conform to Central Parking's fiscal year-end, and to provide for comparability of operations, the results of operations of Allright for quarter ending September 30, 1998 has been recorded directly to stockholders' equity.

The results of operations and cash flows from Allright for that quarter were as follows: (in thousands)



         Results of Operations                 Cash Flows from:
         ---------------------                 ----------------
     Total revenue          $59,167      Operating activities   $ 1,142
     Earnings before tax        244      Investing activities    (4,552)
     Income tax expense         264      Financing activities    14,659
     Net loss                   (20)


The Company incurred $27.3 million of merger related expenses on a pretax basis in the quarter ended March 31, 1999 that were reported as operating expenses. Included in these costs are approximately $18.2 million in professional fees; comprised of investment banking, legal, accounting, and consulting fees; $8.0 million related to Allright employment agreements, and the balance of $1.1 million in travel, supplies, printing, and other out-of-pocket expenses. In connection with the Merger, Allright entered into certain employment and management continuity agreements. Under such agreements, certain payments will be made which are contingent upon continued employment through certain dates. Payments that were required upon consummation of the merger were included in merger costs reorganized in the quarter ended March 31, 1999. Additional payments to be made in future periods, subject to attaining the employment periods, total approximately $3.6 million.

Allied Parking. On October 1, 1998, Allright purchased from Allied Parking, Inc. ("Allied") four leases relating to parking facilities in New York City, with remaining lease terms ranging from 2006 to 2029 for approximately $14.2 million. Allied agreed to lease to Allright two more lots for 19 years, each in exchange for a note receivable of $4.9 million, secured by an assignment of rents. Allright also purchased the right to use the "Allied Parking" name for $835,000.


On November 8, 1998, Allright purchased six additional leases from Allied Parking with maturities ranging from 1999 to 2008 for $5.1 million. Allright also purchased the right to use the "Allied Parking" name associated with these leases for $300,000.

Central Parking System of Louisiana, Inc. Central Parking has historically owned 50% of CPS-Louisiana and on March 30, 1998, purchased the remaining 50% from Property Service Corporation for $2.5 million in Central Parking common stock (52,631 shares). CPS-Louisiana manages and operates leased parking facilities, manages and operates parking facilities owned or leased by other parties, and provides financial and other advisory services.

Kinney System Holding Corp. On February 12, 1998, Central Parking acquired Kinney, a privately held company headquartered in New York City. Kinney has been in the parking business for over 60 years. In addition to enhancing the Company's presence in New York City, Kinney increased Central Parking's presence in a number of other major metropolitan areas such as Boston, Philadelphia and Washington, D.C. and broadened its geographic coverage in the following nine states: Connecticut, Florida, Kentucky, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, and Virginia. Kinney provides both self-parking and valet parking services, and provides parking related services such as facility design and development and consulting services.

Kinney operated 403 parking facilities containing approximately 168,800 spaces, including approximately 76,700 in the New York City metropolitan area, 42,800 in Boston, 31,100 in Philadelphia and 10,300 in Washington, D.C. At the time of the acquisition, Kinney's facility mix was comprised of 225 leased sites, 170 managed sites and 8 owned sites. The parking facilities operated by Kinney include Yankee Stadium, the Waldorf-Astoria, Port Authority Bus Terminal, World Financial Center, and the General Motors Building in New York City, The Ritz-Carlton-Boston, Government Center in Boston, Spectrum-Philadelphia, and the Four Seasons Hotel of Washington, D.C.

Consideration for the Kinney acquisition was approximately $208.8 million, including $171.8 million in cash, including transaction fees and other related costs, and $37.0 million (882,422 shares) in Central Parking common stock. In connection with this transaction, Central Parking assumed $10.3 million in capital leases, refinanced $24.2 million in existing Kinney debt and assumed $4.6 million of Kinney debt. Central Parking financed the Kinney acquisition through borrowings under the Company's credit facility, and ultimately from the issuance of Central Parking common stock and Central Parking obligations pursuant to the Trust Issued Preferred Securities.

National Garages, Inc. On December 1, 1997, Allright purchased substantially all of the assets of National Garages, Inc. ("Natonal"), a privately owned parking company based in Detroit, which operates 210 facilities located primarily in the Midwestern United States. The purchase price of approximately $3.7 million was paid in cash and financed through working capital and $2.2 million in debt under Allright's previous revolving line of credit. The partnership then loaned such amounts back to Allright.

Edison Restructuring Agreement. In connection with the Merger, Allright entered into a Restructuring Agreement with Edison Parking Management L.P., which required Allright to contribute an additional $11.7 million to the limited partnership and modify certain other related agreements. The Partnership then loaned such amounts back to Allright.

Earnings Per Share
------------------

Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, or if restricted shares of common stock were to become fully vested, that then shared in the earnings of the entity. Earnings per share for all periods presented have been calculated and presented in accordance with SFAS No. 128.

The following tables set forth the computation of basic and diluted earnings per share:


                                                    Three Months Ended          Three Months Ended
                                                    December 31, 1998            December 31, 1997

                                               Income     Common   Per-Share  Income     Common  Per-Share
                                             Available    Shares     Amount  Available   Shares    Amount
                                              ($000's)   (000's)             ($000's)   (000's)
                                               -----------------------------------------------------------
Basic earnings per share
Earnings  (loss)  before  extraordinary item   $10,139    36,260   $   0.28  $ 5,515    32,525   $ 0.17
Effect of dilutive stock and options:
   Stock option plan and warrants                   --       524       (.01)      --       417       --
   Restricted stock plan                            --       172                  --       175       --
   Deferred stock unit plan                         --        16                  --        --       --
   Employee stock purchase plan                     --        46                  --        48       --
Diluted earnings per share                     $10,139    36,818   $   0.27  $ 5,515    33,165   $ 0.17
                                               -------   -------   --------  -------    ------   ------
Earnings  (loss)  before  extraordinary item



Weighted average common shares used for the computation of basic earnings per share excludes certain common shares issued pursuant to the Company's restricted stock plan and deferred compensation agreement, because under the related agreements the holder of restricted stock may forfeit such shares if certain employment or service requirements are not met. The effect of the conversion of the company-obligated mandatorily redeemable securities of the subsidiary trust has not been included in the diluted earnings per share calculation since such securities are anti-dilutive. At December 31, 1998, such securities were convertible into 2,000,000 shares of common stock.

Long Term Debt
--------------

The Company had previously established a credit facility (the "Previous Credit Facility") providing for an aggregate availability of up to $300 million, consisting of a five-year $200 million revolving credit facility, including a sub-limit of $25 million for standby letters of credit, and a $100 million term loan. The $100 million term loan was repaid with proceeds from debt and equity offerings completed in March 1998, and the remaining balance of the revolving credit facility was repaid with proceeds from the New Credit Facility.

In October 1996, Allright entered into a credit agreement for the purpose of financing the purchase of Allright Corporation. Additionally, in October 1996, Allright defeased all of its Industrial Development Revenue Bonds (IRBs) in the amount of $17,892,093 and recorded an extraordinary loss of $1,534,000. At June 30, 1997 and 1998, $15,800,000 and $15,515,000, respectively, of the IRBs remain outstanding in a trust secured by U.S. Treasury bills which were used to defease these instruments. The credit facility was obtained in two tranches with two sub-portions to the first tranche. The first tranche, sub-part A of $30 million, bore an annual interest rate of one month LIBOR plus 3.00% through October 30, 1998, and LIBOR plus 3.25% thereafter. The first tranche, sub-part B of $125 million bore an annual interest rate of LIBOR plus 3.00% through October 31, 1998, and LIBOR plus 3.25% thereafter. The second tranche, of $30 million, bore an annual interest rate of 12.25% up to October 30, 1998, and 12.5% thereafter. All tranches were set to mature October 30, 1999. These obligations were repaid upon consummation of the Merger from proceeds of the New Credit Facility described below. In connection with the repayment of such amounts, the Company recognized in the quarter ended March 31, 1999, an extraordinary loss of $1.5 million, ($1.0 million net of tax).

The Company obtained a revolving line of credit (Permitted Acquisition Loan) with a maximum borrowing capacity of $75,000,000, maturing October 30, 1999. At June 30, 1997 and 1998, borrowing capacity available under the Permitted Acquisition Loan was approximately $62,497,000 and $43,740,000, respectively. The Permitted Acquisition Loan provides for interest per annum equal to LIBOR plus 3.75 percent on outstanding borrowings.

On March 5, 1998, the Company obtained a revolving line of credit and letter of credit agreement (Bank One Loan) with a maximum borrowing capacity of $5,100,000, maturing October 1, 1999. At June 30, 1998, borrowing capacity available under the Bank One Loan was $3,813,000. The Bank One Loan provides for interest for interest per annum equal, at the Company option, to either the Prime Rate of interest or Libor plus 2.75 percent on outstanding borrowings.

The CSFB term loans and Permitted Acquisition Loan are secured by substantially all of Allright's assets. The Bank One Loan is collateralized by a piece of the Company's property.

Convertible Trust Issued Preferred Securities and Equity Offerings. On March 18, 1998, the Company created Central Parking Finance Trust ("Trust") which completed a private placement of 4,400,000 shares at $25.00 per share of 5.25% convertible trust issued preferred securities ("Preferred Securities") pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Preferred Securities represent preferred undivided beneficial interests in the assets of Central Parking Finance Trust, a statutory business trust formed under the laws of the State of Delaware. The Company owns all of the common securities of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 5.25% Convertible Subordinated Debentures ("Convertible Debentures") of the Company due 2028. The net proceeds to the Company from the Preferred Securities private placement were $106.5 million. Each Preferred Security is entitled to receive cumulative cash distributions at an annual rate of 5.25% (or $1.312 per share) and will be convertible at the option of the holder thereof into shares of Company common stock at a conversion rate of 0.4545 shares of Company common stock for each Preferred Security (equivalent to $55.00 per share of Company common stock), subject to adjustment in certain circumstances. The Preferred Securities do not have a stated maturity date but are subject to mandatory redemption upon the repayment of the Convertible Debentures at their stated maturity (April 1, 2028) or upon acceleration or earlier repayment of the Convertible Debentures.


The Company's consolidated balance sheets reflect the Preferred Securities of the Trust as company-obligated mandatorily redeemable convertible securities of subsidiary whose sole assets are convertible subordinated debentures of the Parent. The consolidated results of operations reflect dividends on the Preferred Securities.

On March 19, 1999, Central Parking established a new credit facility (the "New Credit Facility") providing for an aggregate of up to $400 million consisting of a five-year $200 million revolving credit facility including a sublimit of $25 million for standby letters of credit, and a $200 million five-year term loan. The principal amount of the term loan shall be repaid in quarterly payments of $12,500,000 commencing June 30, 2000 and continuing until the loan is repaid. The New Credit Facility bears interest at either prime rate plus 0.5% or LIBOR plus a margin of 1.12% through June 19, 1999, and thereafter reverts to a grid-based pricing based upon the Company achieving certain financial ratios. The New Credit Facility contains certain covenants including those that require Central Parking to maintain certain financial ratios, restrict further indebtedness and limit the amount of dividends paid. Central Parking used the New Credit Facility to replace Central Parking's previous credit facility and to refinance the existing debt of Allright Holdings, Inc. The amount outstanding under the Company's New Credit Facility as of March 31, 1999 is $319 million with a weighted average interest rate of 6.08% for the period from March 19, 1999 through March 31, 1999.

Recent Accounting Pronouncements
--------------------------------

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 established standards for reporting and display of comprehensive income and its components. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by and distributions to owners. The Company's other comprehensive income consists of foreign currency translation, which is recorded to shareholders' equity, net of tax. Other comprehensive loss for the three month periods ended December 31, 1998 and 1997 was $168 thousand and $78 thousand, respectively.


ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE
In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 16, 1998. SOP 98-1 defines which costs incurred to develop or purchase internal-use software should be capitalized and which should be expensed. The company is in the process of determining what impact, if any, this pronouncement will have on its financial statements.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). Statement 133 established reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, the Company would recognize all derivatives as either assets or liabilties, measured at their fair value, in the statement of financial position. The Company is in the process of evaluating the impact, if any, this pronouncement will have on its financial statements.

Subsequent Events
-----------------

During January 1999, a third party exercised its option to purchase certain land from the Company. As a result, the Company received proceeds of $17.7 million and recognized a gain on such sale of $2.5 million. The Company incurred $27.3 million of merger related expenses on a pre-tax basis during the quarter ended March 31, 1999. Included in these costs are approximately $18.2 million in professional fees, which are comprised of investment banking, legal, accounting and consulting fees; $8.0 million related to Allright employment agreements, and the balance of $1.1 million in travel, supplies, printing, and other out-of-pocket expenses. In connection with the Merger, Allright entered into certain employment and management continuity agreements. Under such agreements, certain payments will be made which are contingent upon continued employment through certain dates, Payments that were required prior to and concurrent with the consummation of the merger have been included in merger costs during the quarter ended March 31, 1999. Payments to be made in future periods, subject to attaining the employment periods, total approximately $3.6 million.

On May 28, 1999 the Company purchased the remaining 60% interest in a partnership which operates a parking facility in New York City for $23.2 million in cash. The Company previously owned 40% of the partnership. The previous partner will continue to manage the garage for the next 7 years. In connection with this transaction, the Company also sold its remaining 24.3% interest in another partnership with the same partner, which also operates parking facilities in New York City, for $3.2 million in cash.

During April 1999 the Company purchased an additional lease from Allied Parking with a remaining lease term 2020 for $3.0 million. also purchased the right to use the "Allied Parking" name associated with as part of the purchase price.

On May 10, 1999, the Company entered into a definitive agreement to purchase a parking facility that is being developed in Chicago by a wholly owned subsidiary of Prime Group Realty Trust (NYSE: PGE). The purchase price is approximately $37.3 million. The garage will have a total of 1,018 parking spaces as well as 4,200 square feet suitable for retail. Under the terms of the agreement, the purchase will occur upon completion of the parking facility, which is expected in the latter part of 2000.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned party duly authorized.

                                            Central Parking Corporation


                                            By:  Stephen A. Tisdell
                                            Chief Financial Officer